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As filed with the Securities and Exchange Commission on July 19, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Walter Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-3429953 (I.R.S. Employer Identification No.)

4211 W. Boy Scout Boulevard
Tampa, Florida 33607-5724
(813) 871-4811
(Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

Victor P. Patrick, Esq.
Senior Vice President, General Counsel and Secretary
Walter Industries, Inc.
4211 W. Boy Scout Boulevard
Tampa, Florida 33607-5724
(813) 871-4811
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Peter J. Gordon, Esq.
John D. Lobrano, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue New
York, New York 10017
(212) 455-2000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.01 par value per share	9,997,805 shares	$13.61(1)	$136,070,126.05(1)	$17,240.08

(1)
Estimated solely for the purpose of determining the registration fee, and calculated, in accordance with Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of Walter Industries, Inc.'s common stock on July 14, 2004, as reported on the New York Stock Exchange.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated July 19, 2004

Prospectus

Walter Industries, Inc.

9,997,805 Shares of Common Stock

        All of the shares of common stock offered hereby may be sold from time to time by and for the account of the selling stockholders named in this prospectus.

        The methods of sale of the shares of common stock offered hereby are described under the heading "Plan of Distribution." We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholders.

        Shares of our common stock are traded on the New York Stock Exchange under the symbol "WLT." The closing price of our common stock on July 16, 2004 was $13.76 per share.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 3.

        Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2004

        In making your investment decision, you should rely on the information contained or incorporated by reference in this prospectus. Walter Industries has not authorized anyone to provide you with any information that is different. If you receive any information that is different, you should not rely on it.

        You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference in this prospectus is accurate as of any date other than the date on which that document was filed with the Securities and Exchange Commission, or SEC.

        The distribution of this prospectus and the offering and sale of our common stock in certain jurisdictions may be restricted by law. This prospectus does not constitute an offer of, or an invitation to purchase, any shares of common stock in any jurisdiction in which such offer or invitation would be unlawful.

        This prospectus summarizes certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of us and the terms of the offering and our common stock, including the merits and risks involved.

        We are not, and the selling stockholders are not, making any representation to any purchaser of our common stock regarding the legality of an investment in our common stock by the purchaser under any applicable laws or regulations. You should consult your own attorney, accountant, business adviser and tax adviser for legal, tax, business and financial advice regarding an investment in our common stock.

        As used in this prospectus, "Walter Industries," "we," "our" and "us" refer to Walter Industries, Inc. and its subsidiaries, unless stated otherwise or the context requires otherwise.

i

FORWARD-LOOKING STATEMENTS

        The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This prospectus and the documents incorporated by reference into this prospectus, as well as other written or oral statements made by us or on our behalf, may include forward-looking statements reflecting our current views at the time these statements were made with respect to future events and financial performance. These forward-looking statements are uncertain and can be identified by their use of words such as "anticipates," "expects," "is confident," "plans," "could," "will," "believes," "estimates," "forecasts," "projects" and other words of similar meaning.

        All forward-looking statements address matters involving numerous assumptions, known and unknown risks and uncertainties, which may cause actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by us in those statements. Accordingly, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made.

        Factors that could cause actual results to differ materially from those expressed or implied by our forward-looking statements include, but are not limited to, the following:

  •
  changes in customers' demand for our products;

  •
  changes in costs and availability of raw materials and labor;

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  changes in the rates of delinquencies, defaults or losses;

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  changes in interest rates;

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  changes in the mortgage-backed capital markets;

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  geologic conditions or changes in extraction costs in our mining operations;

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  the collection of $16.2 million of receivables associated with working capital adjustments arising from the sales of certain subsidiaries in 2003;

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  changes in customer orders;

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  competitive practices in each of our lines of business, including pricing actions by our competitors; and

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  general changes in economic conditions.

        This list should not be considered an exhaustive statement of all potential risks and uncertainties and should be read in conjunction with the cautionary statements that appear under the headings "Risk Factors" in this prospectus, "Quantitative and Qualitative Disclosures about Market Risk" contained in our annual report on Form 10-K and "Management's Discussion and Analysis of Results of Operations, Financial Condition, Liquidity and Capital Resources and Quantitative Disclosures about Market Risk—Market Risk" contained in our quarterly report on Form 10-Q for the quarter ended March 31, 2004 and in Notes 17 and 18 to our consolidated condensed financial statements contained in our annual report on Form 10-K for the year ended December 31, 2003 and in Note 13 to our consolidated condensed financial statements contained in our quarterly report on Form 10-Q for the quarter ended March 31, 2004, each incorporated by reference into this prospectus, as well as other cautionary statements that are included in or incorporated by reference into this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise after the date of this prospectus or to reflect the occurrence of unanticipated events.

ii

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol "WLT" and all reports, proxy statements and other information filed by us with the NYSE may be inspected at the NYSE's offices at 20 Broad Street, New York, New York, 10005.

        We "incorporate by reference" in this prospectus certain information that we file with the SEC, which means that we can disclose important information to you by referring you to another document that we have filed with the SEC. The information incorporated by reference is an important part of this prospectus. Any statement that is contained in this prospectus or a document incorporated by reference in this prospectus shall be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference in this prospectus modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be considered, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below and any documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or Exchange Act, after the date of this prospectus but before the end of the offering made under this prospectus:

  •
  Our annual report on Form 10-K for the fiscal year ended December 31, 2003, as amended;

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  Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2004; and

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  Our current reports on Form 8-K, filed on April 22 and April 26, 2004 and furnished on July 16, 2004.

        You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference. Other than in the third bullet above, nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC.

        You may obtain documents incorporated by reference into this prospectus at no cost upon written or oral request at the following address or telephone number:

Investor Relations Department
Walter Industries, Inc.
4211 W. Boy Scout Boulevard
Tampa, Florida 33607
Tel: (813) 871-4404

iii

SUMMARY

        The following summary provides an overview of certain information about Walter Industries and may not contain all the information that is important to you. This summary is qualified in its entirety by and should be read together with the information contained in other parts of this prospectus and the documents we incorporate by reference. You should carefully read this entire prospectus and the documents that we incorporate by reference before making a decision about whether to invest in our common stock.

Walter Industries

        We are a diversified company which operates in five segments: Homebuilding, Financing, Industrial Products, Natural Resources and Other. Through these operating segments, we offer a diversified line of products and services including home construction and financing, ductile iron pressure pipe, coal, methane gas, furnace and foundry coke, chemicals and slag fiber.

        In the United States:

  •
  We are the leading on-your-lot homebuilder and, based on the most recent data from Builder Magazine, we are the 24th largest homebuilder based on home unit sales, with a particularly strong presence in the southeastern United States.

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  We are the leading producer of ductile iron pipe based on per ton sales volumes for fiscal 2003 based on industry shipping information provided by the Ductile Iron Pipe Research Association, as well as a significant producer of restraints, fittings, valves and hydrants.

        Our largest business within the Homebuilding Segment is Jim Walter Homes ("JWH"), which is headquartered in Tampa, Florida. This business markets and supervises the construction of detached, single-family homes, primarily in the southern United States where the weather generally permits year-round construction. JWH also provides mortgage financing on the homes that it constructs. JWH historically has concentrated on the low- to moderately-priced segment of the housing market. Approximately 351,000 homes have been completed by JWH since its inception in 1946.

        JWH builds its conventionally-built homes "on site" after the customer has entered into a building contract. Each conventionally-built home is built of wood on concrete foundations or wood pilings and is completely finished on the outside. Conventionally-built homes are constructed to varying degrees of interior completion, depending on the buyer's election to purchase optional interior components. Optional interior components include plumbing and electrical materials, heating and air conditioning, wallboard, interior doors, interior trim, painting and floor finishing. JWH's product line also includes "shell" homes, which are completely finished on the outside, with the inside containing only rough floors, ceiling joists, partition studding and closet framing. The majority of JWH's customers select all interior options, thereby purchasing a home considered to be "90% complete," which generally excludes only landscaping and utility connections. Other units are sold at varying stages of interior finishing.

        We have two primary businesses within the Financing Segment: Mid-State Homes, Inc. ("Mid-State") and Walter Mortgage Company ("WMC"). Mid-State purchases and services instalment notes originated by JWH, and WMC offers financing to homebuyers that is secured by first mortgages and liens. Mid-State funds its purchase of these mortgage assets using various business trusts (the "Trusts") organized by it for that purpose. The Trusts initially acquire the mortgage assets by using borrowings under our variable funding loan facility and ultimately by using the proceeds from offerings of mortgage-backed notes, which are secured by the mortgage assets and are non-recourse to Walter Industries and its subsidiaries. Mid-State owns, directly or indirectly, all of the beneficial interests in the Trusts. WMC provides homebuyers with the option of financing land along with their home purchase, including a traditional cash down payment in lieu of land equity. Existing Mid-State customers also have the option of refinancing their mortgage with WMC.

        Our Industrial Products business, primarily United States Pipe and Foundry Company, Inc. ("U.S. Pipe"), manufactures and sells a broad line of ductile iron pressure pipe, fittings, valves, hydrants and other cast iron products. Founded in 1899 and headquartered in Birmingham, Alabama, it is the nation's largest producer of ductile iron pressure pipe based on per ton sales volumes for fiscal 2003 provided by the Ductile Iron Pipe Research Association. U.S. Pipe manufactures and markets a complete line of ductile iron pipe ranging from 4" to 64" in diameter and up to 20 feet in length. Ductile iron pressure pipe is used primarily for drinking (potable) water distribution systems, small water system grids and reinforcing distribution systems (including looping grids and supply lines). This type of pipe is also used for major water and wastewater transmission and collection systems. In addition, U.S. Pipe produces and sells a full line of restraints, fittings, valves and hydrants of various configurations to meet municipal specifications.

        Our Natural Resources Segment consists of our Mining Division and our De-Gas Division. Our Mining Division, headquartered in Brookwood, Alabama, has approximately 7.0 million tons of annual rated coal production capacity from its three mines located in west central Alabama between the cities of Birmingham and Tuscaloosa. On December 1, 2003, we announced that we expect to close one of our mines in the fourth quarter of 2004 due to continuing adverse geological conditions. However, based on current market conditions, we have extended the closing date into 2005. The Mining Division extracts coal primarily from Alabama's Blue Creek and Mary Lee seams, which contain high-quality bituminous coal. Blue Creek coal offers high coking strength with low coking pressure, low sulfur and low-to-medium ash content with high BTU values and can be sold either as metallurgical coal, used to produce coke, or as compliance steam coal, used by electric utilities because it meets current environmental compliance specifications. Our De-Gas Division, headquartered in Brookwood, Alabama, extracts and sells methane gas from the coal seams owned or leased by Jim Walter Resources, Inc. ("JWR"), primarily through Black Warrior Methane Corp., an equal joint venture with El Paso Production Co., a subsidiary of El Paso Corp.

        Our Other Segment includes Sloss Industries Corporation ("Sloss"), the land groups and corporate expenses. Sloss manufactures and distributes furnace and foundry coke to the domestic steel industry as well as to the ductile iron foundries, and also manufactures specialty chemicals and slag fiber. Our land group is actively engaged in maximizing the value of our vacant land, primarily through outright property sales and realizing royalty income on timber, coal and other minerals.

        We have a three-point strategy: (1) profitably grow our Homebuilding, Financing and Industrial Products businesses, (2) opportunistically divest and manage our other businesses and (3) enhance productivity and improve our cash flows. In keeping with our strategy of divesting non-core assets, in December 2003, we completed the sale of two wholly-owned subsidiaries, our AIMCOR and JW Aluminum businesses. The net proceeds from these sales were approximately $242.3 million, which were principally used to reduce outstanding borrowings and to increase cash and cash equivalents. As a result of the sales, AIMCOR and JW Aluminum have been reclassified to discontinued operations in our financial statements.

        We are incorporated in the State of Delaware, and the address of our principal offices is 4211 W. Boy Scout Boulevard, Tampa, Florida 33607. Our telephone number is (813) 871-4811. You may visit us at our website located at www.walterind.com. The information contained on our website has not been, and shall not be deemed to be, incorporated by reference into this prospectus.

RISK FACTORS

        Before purchasing our common stock you should carefully consider the following risk factors, the other information contained in this prospectus and the information incorporated by reference herein in order to evaluate an investment in our common stock.

Risk Related to the Business

The industries in which we operate are significantly affected by changes in general and local economic conditions and other factors beyond our control which could depress demand for our products.

        Certain of the industries in which we operate are cyclical and have experienced significant difficulties in the past. Our financial performance depends, in large part, on varying conditions in the markets we serve, which fluctuate in response to various factors beyond our control.

        Demand in the homebuilding and financing businesses are affected by changes in general and local economic conditions, such as interest rates, housing costs, migration patterns, employment levels, job growth and consumer confidence. An oversupply of alternatives to new homes, such as rental properties and used homes, could depress prices and reduce margins for the sale of new homes. Higher interest rates generally increase the cost of mortgage loans to customers and therefore reduce demand for mortgage loans. Changes in levels of employment, consumer confidence and real estate values can also make mortgage loans less attractive to home buyers. Our business is particularly sensitive to these risks because almost all purchasers of our homes require mortgage financing for a substantial portion of the purchase price. In addition, in times of low interest rates and increased availability of mortgage funds, the volume of home sales by JWH may be expected to decrease as additional competition is able to enter the market. In recent years, interest rates have been at historically low levels. Lastly, weather conditions and natural disasters, such as hurricanes, tornadoes, earthquakes, floods and fires, can harm the local homebuilding business. This risk is exacerbated by our concentration in a limited number of states.

        The sales of the products of U.S. Pipe are dependent upon the rate of residential and non-residential building construction and other forms of construction activity, and are thus subject to general economic conditions, the underlying need for construction projects, interest rates and governmental incentives provided to building projects. In addition, a significant percentage of our ductile iron pressure pipe products are ultimately used by municipalities or other governmental agencies in public water or wastewater transmission and collection systems. As a result, sales by U.S. Pipe could be impacted adversely by declines in the number of projects planned by public water agencies, government spending cuts, general budgetary constraints, difficulty in obtaining necessary permits or the inability of government entities to issue debt. It is not unusual for water and wastewater projects to be delayed and rescheduled for a number of reasons, including changes in project priorities and difficulties in complying with environmental and other government regulations. The prices at which JWR sells coal and natural gas are largely dependent on prevailing market prices for those products. We have experienced significant price fluctuations in our coal and natural gas businesses and we expect that such fluctuations will continue. Demand for and, therefore, the price of coal and natural gas are driven by a variety of factors such as availability, price, location and quality of competing sources of coal or natural gas, availability of alternative fuels or energy sources, government regulation and weak economic conditions. In addition, reductions in the demand for metallurgical coal are caused by reduced steel production by our customers, increases in the use of substitutes for steel (such as aluminum, composites or plastics) and the use of steel-making technologies that use less or no metallurgical coal. Demand for steam coal is primarily driven by the consumption patterns of the domestic electrical generation industry, which, in turn, is influenced by demand for electricity and technological developments. Demand for natural gas is also affected by storage levels of natural gas in North America and consumption patterns, which can be affected by weather conditions. We estimate that a 10% decrease in the price in natural gas in 2003 would have resulted in a reduction in pre-tax income of approximately $3.4 million in that year. Occasionally we utilize derivative commodity instruments to manage fluctuations in natural gas prices, and we currently have one open contract to hedge anticipated sales of JWR's natural gas. The contract was originally for 200,000 mmbtu's per month from June 2004 to September 2004.

Shortages or price fluctuations in raw materials and labor could delay, or increase the cost of, construction or production and adversely affect our results of operations.

        Most of the industries in which we operate require significant amounts of raw materials and labor and, therefore, shortages or increased costs of raw materials and labor could adversely affect our business or results of operations.

        Our homebuilding operations rely on the availability of lumber, drywall, cement and other building materials. The availability and market prices of these materials are influenced by various factors that are beyond our control. Shortages of, and price increases for, such materials have occurred in the past and may occur in the future. For example, we have experienced increases in the cost of lumber in the first quarter of 2004. Further, if we are unable to secure a proper level of skilled labor for our homebuilding operations, our results of operations may be adversely affected.

        Scrap metal currently represents approximately 40% of our cost of sales in our Industrial Products business. At times, scrap metal pricing can be highly volatile due to a number of factors beyond our control, including domestic and foreign scrap metal demand, trade restrictions, currency exchange rates and general economic conditions. The price of scrap iron has historically averaged $110 per net ton or less in cost, but averaged in excess of $145 per ton in 2003. This volatility can significantly affect our cost of sales. For example, we estimate that a 10% increase in fiscal 2004 in the cost of scrap iron would result in an increase of approximately $10.7 million in our cost of sales for that period. Any increase in scrap metal prices that is not offset by increases in our prices could have an adverse effect on our business, financial condition and results of operations.

        The difficulties described above could cause us to incur more costs to build homes or produce pipes. We may not be able to recapture increased costs by raising prices because in many cases we fix our prices in advance by signing sales contracts for homes and ductile iron pipe. Any of these risks may adversely affect our business, results of operations or financial condition.

We face significant competition in many of the industries in which we operate.

        The homebuilding industry is highly competitive and fragmented. We compete in each of our markets with numerous national, regional and local builders. Some of these builders have greater financial resources, more experience, more established market positions and lower costs of capital, labor and material than us. We compete for customers, raw materials and skilled subcontractors. We also compete with resales of existing homes and available rental housing. Our financing operations are subject to competition from third-party providers, many of which are substantially larger, may have a lower cost of funds or overhead than we do and may focus exclusively on providing such services.

        The ductile iron pipe industry is highly competitive. We compete on the basis of price, quality and ease of maintenance. Our industry experienced intense pricing competition in 2002. In addition, our products compete with water and wastewater transmission and collection pipe manufactured from other products, including polyvinylchloride (PVC), high density polyethylene (HDPE), concrete, fiberglass, reinforced plastic or steel. If we experience cost increases in raw material, labor and overhead specific to our industry or the location of our facilities, while competing products or companies do not experience similar changes, we could experience a change in the demand, price and profitability of our ductile iron pipe products.

        Our coal business faces competition from foreign producers that sell their coal in the United States and in the export market and, therefore, fluctuations in exchange rates will affect the demand for coal we produce. If our competitors' currencies decline against the U.S. dollar or against our customers' currencies, those competitors may be able to offer lower prices to our customers. Furthermore, if the currencies of our overseas customers were to significantly decline in value in comparison to the U.S. dollar, those customers may seek decreased prices for the coal we sell to them. Both of these factors could reduce our profitability or result in lower coal sales.

Our revenues are seasonal due to weather conditions and the level of construction activity at different times of the year; we may not be able to generate revenues that are sufficient to cover our expenses during certain periods of the year.

        The homebuilding industry and the ductile iron pipe industry are moderately seasonal, with lower production capacity and lower sales in the winter months. This seasonality in demand has resulted in fluctuations in our revenues and operating results. Because much of our overhead and expenses are fixed payments, seasonal trends can cause reductions in our overall profit margin and financial condition, especially during our slower periods.

We are exposed to increased risks of delinquencies, defaults and losses on mortgages and loans associated with our strategy of providing credit or loans to lower credit grade borrowers.

        We specialize in originating, securitizing and servicing mortgage notes and loans (which we refer to as "mortgage assets") to credit-impaired borrowers who are generally unable to qualify for loans from conventional mortgage sources due to loan size, credit characteristics or documentation standards. We are subject to various risks associated with the lower credit homeowners to whom we lend funds, including, but not limited to, the risk that these borrowers will not pay interest and principal when due, and that the value received from the sale of the borrower's home in a repossession will not be sufficient to repay the borrower's obligation to us. Delinquencies and defaults typically cause reductions in our interest income and adversely affect our results of operations. If delinquency rates and losses are greater than we expect:

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  the fair market value of the mortgage assets pledged as collateral for warehouse borrowings, and the value of our ownership interest in the securitizations, may be adversely affected;

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  our ability to obtain financing and continue to securitize loans on attractive terms, or at all, may be adversely affected; or

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  the reserves that we establish for such losses may be insufficient, which would adversely affect our business, financial condition, liquidity and results of operations.

        During economic slowdowns or recessions, mortgage and loan delinquencies and defaults generally increase. In addition, significant declines in market values of residences securing mortgages and loans reduce homeowners' equity in their homes. The limited borrowing power of our customers increases the likelihood of delinquencies, defaults and credit losses on foreclosure. Many of our borrowers have limited access to consumer financing for a variety of reasons, including a relatively high level of debt service, lower credit scores, higher loan-to-value ratios of the mortgage assets, past credit write-offs, outstanding judgments or prior bankruptcies. As a result, the actual rate of delinquencies, repossessions and credit losses on our loans are often higher under adverse economic conditions than those experienced in the mortgage loan industry in general.

        After a default by a borrower, we evaluate the cost effectiveness of repossessing the property. Such default may cause us to charge our allowances for credit losses on our loan portfolio. Any material decline in real estate values increases the loan-to-value ratios of our loans and the loans backing our mortgage related securities. This weakens collateral values and the amount, if any, obtained upon repossessions. If we must take losses on a mortgage or loan backing our mortgage related securities or loans that exceed our allowances, our financial condition, results of operations and cash flows could suffer.

We depend on short-term borrowings to fund our mortgage origination business which exposes us to liquidity risks.

        We depend on short-term borrowings to warehouse mortgage assets that are originated by our homebuilding subsidiaries and purchased by Mid-State and originated and purchased by WMC. Therefore, we rely on our ability to renew or replace our maturing short-term borrowings on a continuous basis. Since 1995, we have relied on one lender to provide our $400.0 million variable funding loan facility. If our lender does not allow us to renew our borrowings or we cannot replace maturing borrowings on favorable terms or at all, we might have to sell our mortgage-related assets under adverse market conditions, or we might not be able to continue to originate mortgage assets, which would significantly harm our results of operations and may result in material losses.

        We pay interest on our borrowings under the variable funding loan facility at a floating rate based on short-term rates, and, therefore, increases in short-term interest rates will increase the cost of our facility. In addition, if the regulatory capital requirements imposed on our lender changes, it may significantly increase the cost of the variable funding loan facility. Increases in the cost of our facility may have an adverse effect on our ability to continue to originate mortgage assets.

        The amount of financing we receive under our variable funding loan facility is directly related to the lender's valuation of the mortgage assets that secure the outstanding borrowings. Our lender has the ability to re-evaluate the market value of the mortgage assets that secure our outstanding borrowings under certain circumstances. In the event the lender determines that the value of the mortgage assets has decreased, it has the right to initiate a margin call. A margin call would require us to transfer additional mortgages to the lender (without any advance of funds from the lender for such transfer of mortgages) or to repay a portion of the outstanding borrowings. Any such margin call could have a material adverse effect on our business, results of operations, liquidity and financial condition.

Our strategy of securitizing our mortgage assets makes us dependent on the capital markets for liquidity and cash flow and exposes us to substantial risks.

        We rely on our securitizations to generate cash for repayment of borrowings under our variable funding loan facility, origination of new mortgage loans and general working capital purposes. We cannot assure you that we will be successful in securitizing mortgages that we currently have outstanding under our warehouse credit facility or that we originate in the future. Our inability to continue to successfully securitize our mortgage assets on favorable terms would have a material adverse effect on our business, financial condition and results of operations.

        Our ability to complete securitizations of our mortgage assets at favorable prices or at all will depend on a number of factors, including:

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  the historical performance of the portfolio of mortgage assets we originate;

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  the ratings of our securities;

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  the availability of credit enhancement on acceptable economic terms or at all;

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  conditions in the capital markets generally and conditions in the asset-backed securities market specifically; and

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  general economic conditions.

        Significant increases in interest rates may adversely affect our ability to securitize our mortgage assets and could negatively impact our profitability and cash flow. The interest rates that we receive on our mortgage assets are fixed between 12 and 18 months before we complete a securitization. If interest rates increase significantly during this time, the net interest margin we realize would be impaired and reduce profitability and cash flow. In addition, we may be required to pledge additional collateral to meet over-collateralization requirements, which could decrease the value of our ownership interests and have a negative impact on our cash flow.

Our mortgage-backed and asset-backed securitizations require over-collateralization and credit enhancement, which may adversely affect our cash flow and net income.

        Our securitizations typically have over-collateralization requirements that may decrease the value of our ownership interests in our securitizations and have a negative impact on our cash flow. Generally, if the mortgage assets of a securitization trust perform poorly, the over-collateralization feature of the securitization directs excess cash flow from the securitized pool of mortgage assets to the senior securities of the trust. During any period in which this happens we may not receive any cash distributions from such mortgage assets. In addition, the pool of mortgage assets of a securitization must meet certain performance tests based on delinquency levels, losses and other criteria in order for us to receive excess cash flow. We cannot assure you that the performance tests, or other significant terms regarding the calculation of such tests will be satisfied. Failure to meet these requirements may materially and adversely affect the availability of excess cash flow to us. Material variations in the rate or timing of our receipt of cash distributions from these mortgage assets may adversely affect our business, financial condition and results of operations.

        Furthermore, all of our completed securitizations have used credit enhancement to improve the prices at which we issued our mortgage-backed and asset-backed notes. We currently expect that the credit enhancement for the senior tranches we issue in the future will be primarily in the form of subordination of certain tranches, financial guaranty insurance policies for the assets or both. The market for any subordinate securities we issue could become temporarily illiquid or trade at steep discounts, thereby reducing the proceeds we receive from a securitization of mortgage assets. If we use financial guaranty insurance policies and the cost of these insurance policies increases, our net interest income will be reduced. Such credit enhancement features may not be available at costs that would allow us to achieve profitable levels of net interest income from the securitizations of our mortgage assets.

We are subject to various environmental laws, which may require us to incur substantial costs, thereby reducing our profits.

        We are subject to a wide variety of laws and regulations concerning the protection of the environment, both with respect to the construction and operation of many of our plants, mines and other facilities, and with respect to remediating environmental conditions that may exist at our own and other properties. Certain of our facilities have been in operation for many years and, over time, we and predecessor operators of these facilities may have generated, used, handled and disposed of hazardous and other regulated wastes. Environmental liabilities could exist, including cleanup obligations at these or at other locations where materials from our operations were disposed of, which could result in future expenditures that cannot be currently quantified and which could reduce our profits. In addition, because environmental laws and regulations continue to evolve, and because conditions giving rise to obligations and liabilities under environmental laws are in some circumstances not readily identifiable, it is difficult to forecast the amount of such future environmental expenditures or the effects of changing standards on future business operations. We believe that we are in substantial compliance with existing federal, state and local environmental laws and regulations. Failure to comply with environmental laws, regulations and permits, or changes in such laws, including the imposition of more stringent standards for discharges into the environment, could result in substantial operating costs and capital expenditures in order to maintain compliance and could also include fines and civil or criminal sanctions, third party claims for property damage or personal injury, cleanup costs or temporary or permanent discontinuance of operations. We can give no assurance that such expenditures will not be material in the future. Expenditures charged to the statement of operations for compliance of ongoing operations and for remediation of environmental conditions arising from past operations in the years ended December 31, 2003, 2002 and 2001, were approximately $10.8 million, $5.8 million and $7.8 million, respectively. Capital expenditures for environmental requirements are anticipated to average approximately $2.3 million per year in the next five years.

Our homebuilding operations expose us to a variety of risks including liability for action of third parties.

        We are exposed to a variety of risks associated with construction activities, including shortages of raw materials or labor, cost overruns, unforeseen environmental or engineering problems and natural disasters, any of which could delay construction and result in a substantial increase in our expenses. In addition, we contract with unaffiliated subcontractors to construct our homes. Although the timing and quality of our construction depends on the availability, skill and cost of these subcontractors, we are responsible for the performance of the entire contract, including work assigned to these subcontractors. Claims may be asserted against us for construction defects, personal injury or property damage caused by the subcontractors, and these claims may give rise to uninsured or self-insured liability. Any construction delays or cost increases could harm our operating results, the impact of which may be further affected by our inability to raise sales prices.

Economic conditions in Texas, North Carolina, Mississippi, Alabama and Florida have a material impact on our profitability because we conduct a significant portion of our business in these markets.

        We presently conduct a significant portion of our homebuilding and financing businesses in the Texas, North Carolina, Mississippi, Alabama and Florida markets. As a result of weaker economic conditions in these markets, home prices and sales activities have declined from time to time and rates of loss and delinquency on mortgage assets have increased from time to time. Furthermore, precarious economic and budget situations at the state government level may adversely affect the market for our homes or the ability of our customers to repay their obligations in areas in which we conduct the majority of our homebuilding or financing operations. Our concentration of homebuilding or mortgage assets in such markets may adversely affect our profitability.

We may be subject to claims for damages for defective products, which could adversely affect our results of operations.

        We warrant our homebuilding and pipe products to be free of certain defects. As a homebuilder, we are subject in the ordinary course of our business to product liability and home warranty claims. We warrant our pipe to be free of defects. Because of the long useful life of our products, it is possible that latent defects might not appear for several years. Losses may result or be alleged to result from defects in our products, which could subject us to claims for damages, including consequential damages. We cannot assure you that any insurance we maintain will continue to be available on terms acceptable to us or that such coverage will be adequate for liabilities actually incurred. Any claims relating to defective products that result in liability exceeding our insurance coverage could have an adverse effect on our business, financial condition and results of operations. Further, claims of defects could result in adverse publicity against us, which could adversely affect our sales.

Our failure to retain our current customers and renew our existing customer contracts could adversely affect our business.

        A significant portion of our sales of ductile iron pipe, coal and methane gas are to long-term customers. The success of these businesses depends on our ability to retain our current clients, renew our existing customer contracts when required and solicit new customers. Our ability to do so generally depends on a variety of factors, including the quality and price of our products, our ability to market these products effectively and the level of competition we face. In 2003, approximately 21% of U.S. Pipe's sales were to one customer with whom we do not have a written contract. The most significant contract of JWR is its contract with Alabama Power Company, which provides for the purchase of approximately 1.8 million tons of coal per year through December 31, 2005. Most of our remaining coal sales are made under supply contracts for fixed prices that are typically one year in length. There can be no assurance as to whether or on what terms these contracts will be renewed. We cannot assure you that we will be able to renew existing customer contracts at the same or higher rates, that our current customers will not turn to competitors, cease operations or terminate contracts with us or that we will be able to attract new customers. The failure to renew a significant number of our existing contracts without replacing lost business would have a material adverse effect on our business and results of operations.

If transportation for our ductile iron pipe products or coal becomes unavailable or uneconomic for our customers, our ability to sell ductile iron pipe products or coal could suffer.

        Transportation costs represent a significant portion of the total cost of ductile iron pipe and coal and, as a result, the cost of transportation is a critical factor in a customer's purchasing decision. Increases in our transportation costs could make our ductile iron pipe products or coal less competitive with the same or alternative products from competitors with lower transportation costs.

        We typically depend upon rail, barge, trucking and other systems to deliver our products to customers. While our customers typically arrange and pay for transportation from our factory or mine to the point of use, disruption of these transportation services because of weather-related problems, strikes, lock-outs or other events could temporarily impair our ability to supply our products to our customers thereby resulting in lost sales and reduced profitability. All of our mines are served by only one rail carrier, which increases our vulnerability to these risks.

The government extensively regulates our mining operations, which imposes significant costs on us, and future regulations could increase those costs or limit our ability to produce coal.

        Federal, state and local authorities regulate the coal mining industry with respect to matters such as employee health and safety, permitting and licensing requirements, air quality standards, water pollution, plant and wildlife protection, reclamation and restoration of mining properties after mining is completed, the discharge of materials into the environment, surface subsidence from underground mining, and the effects that mining has on groundwater quality and availability. In addition, we are subject to significant legislation mandating specified benefits for retired coal miners. Numerous governmental permits and approvals are required for mining operations. We are required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that any proposed exploration for or production of coal may have upon the environment. Compliance with these regulations may be costly and time-consuming and may delay commencement or continuation of exploration or production operations. The possibility exists that new legislation and/or regulations and orders may be adopted that may materially adversely affect our mining operations, our cost structure and/or our customers' ability to use coal. New legislation or administrative regulations (or judicial interpretations of existing laws and regulations), including proposals related to the protection of the environment that would further regulate and tax the coal industry, may also require us or our customers to change operations significantly or incur increased costs. These factors and legislation, if enacted, could have a material adverse effect on our financial condition and results of operations.

        In addition, the United States and over 160 other nations are signatories to the 1992 Framework Convention on Climate Change, which is intended to limit emissions of greenhouse gases, such as carbon dioxide. In December 1997, in Kyoto, Japan, the signatories to the convention established a binding set of emission targets for developed nations. Although the specific emission targets vary from country to country, the United States would be required to reduce emissions to 93% of 1990 levels over a five-year budget period from 2008 through 2012. Although the United States has not ratified the emission targets and no comprehensive regulations focusing on U.S. greenhouse gas emissions are in place, these restrictions, whether through ratification of the emission targets or other efforts to stabilize or reduce greenhouse gas emissions, could adversely impact the price of and demand for coal. Further developments in connection with regulations or other limits on emissions produced by coal could have a material adverse effect on our financial condition or results of operations.

Coal mining is subject to inherent risks and is dependent upon many factors and conditions beyond our control, which may adversely affect our profitability and our financial position.

        Coal mining is subject to inherent risks and is dependent upon a number of conditions beyond our control that can affect our costs and production schedules at particular mines. These risks and conditions include:

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  unexpected equipment or maintenance problems;

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  variations in geological conditions;

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  natural disasters;

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  underground mine floodings;

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  environmental hazards;

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  industrial accidents;

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  explosions caused by the ignition of coal dust or other explosive materials at our mines sites; and

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  fires caused by the spontaneous combustion of coal.

        These risks and conditions could result in damage to or the destruction of mineral properties or production facilities, personal injury or death, environmental damage, delays in mining, monetary losses and legal liability. For example, an explosion and fire occurred in Mine No. 5 in September 2001. The accident caused extensive damage to the mine and resulted in the deaths of thirteen employees. Insurance coverage may not be available or sufficient to fully cover claims which may arise from these risks and conditions. We have also experienced adverse geological conditions in our mines. Any of these risks or conditions could have a negative impact on the cash available from our operations and our financial position.

Work stoppages or other labor disruptions at our operations or those of our key customers or service providers could have an adverse effect on our profitability and financial condition.

        The majority of our employees within the Industrial Products and Natural Resources businesses are unionized and we have a risk of work stoppages as the result of strike or lockout. The majority of our employees at U.S. Pipe are members of the United Steelworkers of America and the Glass, Molders, Pottery, Plastics and Allied Workers. Five of our collective bargaining agreements at two U.S. Pipe locations expire in 2004, while seven collective bargaining agreements at our other three locations expire in 2005. The majority of employees of JWR are members of United Mine Workers of America ("UMWA"). Normally, our negotiations with the UMWA follow the national contract negotiated with the UMWA by the Bituminous Coal Operators Association. The collective bargaining agreement expires December 31, 2006. At our Sloss Industries subsidiary, our contract with the United Steelworkers of America expires December 6, 2005. We experienced an economic strike at Sloss at the end of 2001 that lasted for eight months. There can be no assurance that future issues with our labor unions will be resolved favorably or that we will not experience a work stoppage that will adversely impact our business, financial condition and results of operations. In addition, labor disruptions at our key customers or service providers could impede our ability to produce and deliver our products, to receive critical equipment and supplies or to collect payment. This may increase our costs or impede our ability to operate one or more of our operations.

Our expenditures for postretirement benefit and pension obligations are significant and could be materially higher than we have predicted if our underlying assumptions prove to be incorrect.

        We provide a range of benefits to our employees and retired employees, including pensions and postretirement healthcare. We record annual amounts relating to these plans based on calculations specified by generally accepted accounting principles, which include various actuarial assumptions. As of December 31, 2003, we estimate that our pension plans' aggregate accumulated benefit obligation had a present value of approximately $361.1 million, and our fair value of plan assets was approximately $259.3 million. In respect of the funding obligations for our plans, we must make minimum cash contributions on a quarterly basis. Our estimated minimum funding obligation relating to these plans in 2004 is $15.9 million, of which approximately $14.0 million was paid in January 2004. We expect that our minimum funding obligations in each of fiscal 2005 and 2006 will be substantially larger than our estimated funding obligations in 2004. As of September 30, 2003, we estimate that our postretirement health care and life insurance plans' aggregate accumulated benefit obligation had a present value of approximately $254.0 million, and such benefits are not required to be funded. We have estimated these obligations based on assumptions described under the heading "Critical Accounting Policies and Estimates—Employee Benefits" in "Management's Discussion and Analysis of Results of Operations and Financial Condition" and in the notes to our consolidated financial statements incorporated herein by reference. Assumed health care cost trend rates, discount rates, expected return on plan assets and salary increases have a significant effect on the amounts reported for the pension and health care plans. If our assumptions do not materialize as expected, cash expenditures and costs that we incur could be materially higher. Moreover, regulatory changes could increase our obligations to provide these or additional benefits.

        In addition, certain of our subsidiaries participate in multiemployer pension plan trusts established for union employees. Contributions to these funds could increase as a result of future collective bargaining with the UMWA, a shrinking contribution base as a result of the insolvency of other coal companies who currently contribute to these funds, lower than expected returns on pension fund assets, or other funding deficiencies. We have no current intention to withdraw from any multiemployer pension plan, but if we were to do so, under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), we would be liable for a proportionate share of the plan's unfunded vested benefit liabilities upon our withdrawal. At December 31, 2003, the two multiemployer plans in which we participate were underfunded; however, the amount of the unfunded vested benefit liabilities allocable to us is not currently available.

The instruments governing our existing indebtedness contain covenants that may restrict our ability to operate and adversely affect our financial condition.

        In April 2004, we issued $175.0 million of 3.75% Convertible Senior Subordinated Notes due 2024 (the "convertible notes"). We intend to file a registration statement relating to the resale of the convertible notes and the shares of common stock issuable upon conversion of the convertible notes on or about the sale time as we file the registration statement of which this prospectus forms a part. As of

March 31, 2004, after giving effect to the original offering by us of the convertible notes, borrowings under the revolving portion of our senior secured credit facilities and the use of proceeds therefrom, we would have had total consolidated debt of approximately $2.0 billion, including approximately $31.0 million of borrowings outstanding under our senior secured credit facilities and approximately $1.8 billion of borrowings outstanding under various warehouse and mortgage-backed and asset-backed debt issued by the Trusts, which are non-recourse to Walter Industries and its subsidiaries. For the fiscal year ended December 31, 2003, our interest expense was $151.9 million, of which $22.6 million was attributable to senior debt of Walter Industries. We estimate that an increase of 1.0% in short-term interest rates would have increased our interest expense by approximately $2.4 million for that year. For the three-month period ended March 31, 2004, our interest expense was $35.7 million, of which $3.9 million was attributable to senior debt of Walter Industries. Our ability to meet debt service obligations will be dependent upon our future performance, which, in turn, will be subject to general economic conditions and financial, competitive, business and other factors, including factors beyond our control. Unexpected declines in our future business, increases in interest rates, our inability to borrow additional funds for our operations if and when required or increases in our future minimum pension funding obligations could impair our ability to meet our debt service obligations and could therefore have a material adverse effect on our business and future prospects. No assurance can be given that additional debt or equity funds will be available if and when required or, if available, on terms that are favorable to us.

        Our existing indebtedness could impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes, restrict our flexibility in responding to changing business and economic conditions or make us more vulnerable to changes in general economic conditions. In addition, our existing debt obligations impose, and the terms of any future debt obligations may impose, restrictions on our operations and activities. The most significant restrictions relate to our ability and that of our subsidiaries to borrow or guarantee additional indebtedness, pay dividends on stock or make certain other restricted distributions or payments, make certain investments, enter into transactions with our affiliates, create liens, repurchase our stock, sell substantially all of our assets or consolidate or merge with other companies. The instruments governing our indebtedness also require us to comply with certain financial covenants. If we fail to comply with any of these restrictions or covenants, the trustees or the banks, as appropriate, could cause our debt to become due and payable prior to maturity. We cannot assure you that these covenants will not adversely affect our ability to finance our operations or to pursue future business opportunities.

The terms of our existing indebtedness allow us to incur additional debt.

        Under the terms of the senior secured credit facilities, existing notes and the indenture relating to the convertible notes, we have the ability, subject to our debt covenants, to incur additional amounts of debt in the future.

        Any additional indebtedness we may incur in the future could provide its holders with rights that are superior to those associated with our existing indebtedness. Additionally, the incurrence of additional indebtedness could magnify the risks described above.

Risk Related to the Common Stock

Our reported diluted earnings per share may be more volatile because of the contingent conversion provision of the convertible notes or reported diluted earnings per share may include all shares underlying the convertible notes regardless of the contingent conversion feature.

        Holders of the convertible notes may convert the convertible notes into our common stock (or, at our election, cash or a combination of cash and common stock), among other circumstances, in any fiscal quarter after the quarter ending June 30, 2004, if the last reported sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the quarter preceding the quarter in which the conversion occurs is more than 130% of the conversion price per share of our common stock on such last trading day. On the basis of existing accounting rules, until this contingency or other conversion contingency is met, the shares underlying the convertible notes would not be included in the calculation of diluted earnings per share. Should any conversion contingency be met, diluted earnings per share would be expected to decrease as a result of the inclusion of the underlying shares in the income per share calculation. An increase in volatility in our stock price could cause this condition to be met in one quarter and not in a subsequent quarter, increasing the volatility of reported diluted earnings per share.

        Notwithstanding the foregoing, the Emerging Issues Task Force of the Financial Accounting Standards Board recently announced its preliminary determination that the rules relating to contingently convertible securities should be changed and that the "if converted" method should be used in relation to such securities in calculating diluted earnings per share. In the event that the FASB adopts this rule change, our diluted earnings per share would be reduced in all cases by virtue of the inclusion of shares issuable upon conversion of the convertible notes.

The market for our common stock may be volatile.

        The market price of our common stock has historically fluctuated over a wide range, may continue to fluctuate in the future and may be adversely affected by factors such as:

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  actual or anticipated fluctuations in our operating results;

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  changes in financial estimates by securities analysts;

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  economic and regulatory trends;

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  general market conditions; and

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  rumors and other factors.

        In addition, in recent years the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices of many companies, often unrelated to the operating performance of the specific companies. These market fluctuations could adversely affect the price of our common stock.

Low trading volumes could increase the volatility of our stock price.

        Over recent years our stock has traded on relatively thin volumes. Accordingly, our stock price may be subject to increased volatility depending on the announcement of certain events, such as periodic variations in operating results.

Future sales or the possibility of future sales of a substantial amount of our common stock may depress our stock price.

        We are not restricted from issuing additional common stock during the life of the convertible notes. Our issuance of substantial amounts of common stock in the market after the offering of the convertible notes, or the perception that we may issue substantial amounts of common stock, may adversely affect the price of our common stock and, in turn, the price of the convertible notes. In addition, as of March 31, 2004, there were 3,640,425 shares of our common stock underlying vested stock options eligible for sale. We currently have on file a registration statement covering the shares underlying these options. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock from time to time.

        Some of our existing stockholders, including four affiliates of Kohlberg Kravis Roberts & Co. (the "KKR Affiliates"), hold a significant number of shares of our common stock. The KKR Affiliates, have the right to require us to register the common stock held by them at any time pursuant to registration rights agreements to which we are a party and may also be able to sell their common stock in accordance with Rule 144 under the Securities Act. See "Description of Capital Stock-Registration Rights Agreements." If these existing stockholders sell shares of our common stock, the market price of our common stock could decline. In connection with the original offering by us of the convertible notes, the KKR Affiliates agreed not to sell shares of our common stock (subject to certain exceptions) during the period ending July 13, 2004. However, the KKR Affiliates have exercised their right to demand registration of their shares of our common stock pursuant to which we filed the registration statement of which this prospectus forms a part.

        In addition, the existence of the convertible notes may encourage short selling by market participants, in part because the conversion of the convertible notes could depress the price of our common stock, which will further depress the price of our common stock.

USE OF PROCEEDS

        We will not receive any proceeds from the sale by the selling stockholders of the shares of common stock offered by this prospectus.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        Our common stock has traded on the NYSE under the symbol "WLT" since December 18, 1997. The following table sets forth on a per share basis the high and low closing sales prices on the NYSE for our common stock for the periods indicated.

	High	Low
Year ended December 31, 2002:
First Quarter	$13.47	$8.80
Second Quarter	14.68	12.19
Third Quarter	13.36	10.31
Fourth Quarter	12.17	9.24
Year ended December 31, 2003:
First Quarter	$10.95	$8.70
Second Quarter	13.09	8.66
Third Quarter	12.96	9.51
Fourth Quarter	13.38	10.95
Year ending December 31, 2004:
First Quarter	$13.09	$10.05
Second Quarter	13.88	11.73
Third Quarter (through July 16, 2004)	14.04	13.60

        The last reported sale price of our common stock on July 16, 2004 on the NYSE was $13.76 per share. As of March 1, 2004, there were approximately 204 holders of record of our common stock.

        We declared and paid to shareholders of record on February 11 and May 13, 2004, a dividend of $0.03 per share as of those dates. During the year ended December 31, 2003, we declared and paid to shareholders of record on February 20, May 15, August 14, and November 13, 2003, a dividend of $0.03 per share as of each of those dates. During the year ended December 31, 2002, we declared and paid to shareholders of record on February 20, May 15, August 15 and November 21, 2002, a dividend of $0.03 per share as of each of those dates. Covenants contained in certain of the debt instruments referred to in Note 12 to our consolidated financial statements contained in our annual report on Form 10-K incorporated by reference herein may restrict the amount that we can pay in cash dividends. Future dividends will be declared at the discretion of our board of directors and will depend upon our future earnings, financial condition and other factors affecting dividend policy. Any declaration and payment of cash dividends on our common stock in excess of specified amounts will result in an adjustment of the conversion rate for the convertible notes. See "Description of Convertible Notes—Conversion Rights—Conversion Rate Adjustments."

DESCRIPTION OF CAPITAL STOCK

General

        Our Amended and Restated Certificate of Incorporation dated October 14, 1998 authorizes the issuance of 200,000,000 shares of common stock with a par value of $0.01 per share. We are not currently permitted to issue preferred stock. As of the close of business on March 31, 2004, our issued and outstanding capital stock consisted of 41,968,599 shares of common stock, and 13,813,313 shares held as treasury stock, and no shares of preferred stock. The following summaries of the material terms and provisions of our common stock do not purport to be complete and are subject to, and qualified in their entirety by (i) the provisions of our Amended and Restated Certificate of Incorporation, (ii) our Amended and Restated By-laws; and (iii) the Delaware General Corporation Law.

Common Stock

        Voting Rights.    Each holder of our common stock is entitled to one vote per share held of record on all matters as to which stockholders are entitled to vote. There are no cumulative voting rights in the election of directors. The quorum required at any stockholders' meeting for consideration of any matter is a majority of the issued and outstanding shares of our common stock, represented in person or by proxy.

        Dividend Rights.    Holders of our common stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available for that purpose, subject to preferences that may be applicable to any outstanding preferred stock and any other provisions of our Amended and Restated Certificate of Incorporation.

        Rights Upon Liquidation.    In the event of any liquidation, dissolution or winding up, the holders of our common stock are entitled, after payment of all of our obligations, and subject to the rights of holders of shares of any outstanding preferred stock, to receive pro rata any assets distributable to stockholders in respect of shares held by them.

        Miscellaneous.    All of the outstanding shares of our common stock are fully paid and non-assessable. Holders of common stock have no preemptive or other rights to subscribe for additional shares. No shares of common stock are subject to redemption or a sinking fund.

        Listing.    The common stock is listed on the NYSE under the symbol "WLT."

        Common Stock Available for Issuance.    As of March 31, 2004, we had granted options under our stock incentive plan to purchase an aggregate of 10,610,263 shares of common stock (with options relating to 3,640,425 shares of common stock currently exercisable). As of that date, we held 13,813,313 shares of common stock in treasury that could be used to satisfy our current obligations under our stock plans.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Bank of New York.

Certain Effect of Authorized But Unissued Capital Stock

        As of March 31, 2004, we had 144,218,088 shares of common stock available for future issuance without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public or private offerings to raise additional capital, facilitating corporate acquisitions or paying a dividend on our capital stock.

        The existence of unissued and unreserved shares of common stock may enable our Board of Directors to issue shares to persons friendly to current management. In addition, if we amended our constituting documents to allow for the issuance of preferred stock, such an issuance could render more difficult or discourage a third party's attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management, and could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Specific Provisions of Our Charter and By-Laws and Delaware Law

Amended and Restated Certificate of Incorporation; Amended and Restated By-laws

        Constitution of Board of Directors.    Our Amended and Restated By-Laws provide that the Board of Directors must consist of not less than five and not more than 13 directors. Our Amended and Restated By-laws provide that any vacancies may be filled by the affirmative vote of a majority of the remaining directors, even if those directors constitute less than a quorum, by the sole remaining director or by the stockholders.

        Removal of Directors; Vacancies.    Pursuant to the Delaware General Corporation Law, our Amended and Restated By-laws provide that any director or the entire Board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Any vacancies on our Board or newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director or by our stockholders.

        Stockholder Action.    Our Amended and Restated By-laws provide that special meetings of stockholders can be called only by our president, or by our president or secretary if directed by a majority of the entire Board.

        Amendment.    Pursuant to the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation and our Amended and Restated By-laws may generally be amended by the affirmative vote of the holders of a majority of the voting power of the outstanding stock. All of the provisions of our Amended and Restated By-laws may also be amended by the Board of Directors by vote of a majority of the whole Board, subject to the right of the stockholders to alter or repeal such amendments of the Amended and Restated By-laws adopted by the Board as described above.

        Limitation of Liability; Indemnification.    Our Amended And Restated Certificate Of Incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as otherwise provided under the Delaware General Corporation Law. The effect of these provisions is to eliminate the rights of Walter Industries and its stockholders to recover monetary damages against a director for breach of fiduciary duty of care as a director except in certain limited situations. These provisions do not limit or eliminate rights of us or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's fiduciary duty of care. In addition, our Amended And Restated Certificate Of Incorporation provides that we shall indemnify any current or former director, officer, employee or agent against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person by reason of such person's position with Walter Industries or by reason of the fact that such person is or was serving, at our request, as a director, officer, partner, trustee, employee or agent of us or of another enterprise.

Delaware Law

        We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain "business combinations" with any "interested stockholder" for a three-year period following the time that the stockholder became an interested stockholder unless:

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  prior to such time, our Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

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  at or subsequent to that time, the business combination is approved by our Board of Directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who together with that person's affiliates and associates owns, or within the previous three years did own, 15% or more of our voting stock.

        Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our Board of Directors because the stockholder approval requirement would be avoided if our Board of Directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our Board of Directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Registration Rights Agreements

        On June 23, 2004, the four KKR Affiliates that hold our common stock exercised their rights under the registration rights agreements described below to require us to register all of their shares of our common stock, pursuant to which we filed the registration statement of which this prospectus forms a part. The registration rights agreements described below have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Common Stock Registration Rights Agreement

        We entered into a registration rights agreement (the "Common Stock Registration Rights Agreement"), dated as of March 17, 1995, with certain holders of our common stock, including three of the four KKR Affiliates (collectively, the "Common Stock Holders"), pursuant to which one or more Common Stock Holders holding 5% or more of the total number of outstanding shares of our common stock then held by the Common Stock Holders may, subject to the terms of the Common Stock Registration Rights Agreement, require us on one occasion to register sales of all or part of the common stock they hold from time to time. In addition, we have also granted the Common Stock Holders piggy-back registration rights in connection with registered offerings of common stock that we propose (other than any registration of any securities on Form S-4 or Form S-8).

        We have agreed to bear all expenses incurred in connection with those registrations other than underwriting discounts and commissions and transfer taxes, except in limited circumstances. In addition, we have agreed to indemnify the persons whose shares we register pursuant to the Common Stock Registration Rights Agreement, each other person who participates as an underwriter in such offering, each other person who controls such offerors or underwriters and their respective directors, officers, partners, agents and affiliates against certain liabilities, including liabilities under the Securities Act.

        Pursuant to the Common Stock Registration Rights Agreement, each Common Stock Holder has agreed, if required by the managing underwriter of any underwritten offering and except as required otherwise under applicable law, not to sell any of our equity securities during the 10 days preceding or 120 days following the effective date of an underwritten registration under the Common Stock Registration Rights Agreement. The Company has agreed not to (and to cause certain other holders of equity securities acquired after March 17, 1995 to agree not to) effect any public offering and sale of our common stock pursuant to an effective registration statement during such period of time.

        In April 2004, we entered into an amendment to the Common Stock Registration Rights Agreement and the Channel One Registration Rights Agreement described below whereby we agreed to extend to two years (subject to agreed upon exceptions) the effective period of any shelf registration statement registering sales of shares of our common stock pursuant to a demand registration.

Channel One Registration Rights Agreement

        We entered into a registration rights agreement dated as of September 12, 1995 (the "Channel One Registration Rights Agreement") with Channel One Associates, L.P. ("Channel One"), the fourth KKR Affiliate, pursuant to which we agreed to include all shares of our common stock owned by Channel One in each registration statement filed by us pursuant to the Common Stock Registration Rights Agreement, to the extent that the Company may do so without breaching any of its obligations under the Common Stock Registration Rights Agreement and otherwise on the terms and subject to the conditions of the Common Stock Registration Rights Agreement that are applicable to the shares of our common stock owned by Common Stock Holders. The Channel One Registration Rights Agreement provides that certain provisions of the Common Stock Registration Rights Agreement are binding upon and applicable to the parties thereto, including those provisions described above relating to expenses, indemnification, postponements and suspensions.

DESCRIPTION OF CONVERTIBLE NOTES

        Walter Industries issued the convertible notes under an indenture dated as of April 20, 2004, between Walter Industries and The Bank of New York Trust Company, N.A., as trustee. The convertible notes and the shares of common stock issuable upon conversion of the convertible notes are covered by a registration rights agreement. We intend to file a registration statement relating to the resale of the convertible notes and the shares of common stock issuable upon conversion of the convertible notes on or about the same time as we file the registration statement of which this prospectus forms a part. The following description is a summary of the material provisions of the convertible notes, the indenture and the registration rights agreement and does not purport to be complete. This summary is subject to and is qualified by reference to all of the provisions of the convertible notes and the indenture, including the definitions of certain terms used in the indenture, and to all provisions of the registration rights agreement. Wherever particular provisions or defined terms of the indenture or the convertible notes are referred to, these provisions or defined terms are incorporated in this description by reference.

        As used in this "Description of Convertible Notes" section, references to "Walter Industries" refer only to Walter Industries, Inc. and do not include its subsidiaries.

General

        The convertible notes will mature on May 1, 2024 unless earlier converted, redeemed or repurchased. Holders have the option, subject to certain qualifications and the satisfaction of certain conditions and during the periods described below, to convert their convertible notes into shares of Walter Industries' common stock at an initial conversion rate of 56.0303 shares of common stock per $1,000 principal amount of convertible notes. This is equivalent to an initial conversion price of approximately $17.85 per share of common stock. The conversion rate is subject to adjustment if certain events occur. Upon a surrender of convertible notes for conversion, Walter Industries will have the right to deliver, in lieu of shares of common stock, cash or a combination of cash and shares of common stock in amounts described below under "—Payment Upon Conversion." Even if Walter Industries elects to deliver shares of common stock upon conversion of a convertible note, holders will not receive fractional shares. Instead, Walter Industries will make a cash payment to account for any such fractional share. Holders will not receive any cash payment for interest (or contingent interest or additional interest, if any) accrued and unpaid to the conversion date except under the limited circumstances described below under "—Conversion Rights" and "—Registration Rights."

        If any interest payment date, maturity date, redemption date or repurchase date (including upon the occurrence of a fundamental change, as described below) falls on a day that is not a business day, the required payment will be made on the next succeeding business day with the same force and effect as if made on the date that the payment was due, and no additional interest will accrue on that payment for the period from and after the interest payment date, maturity date, redemption date or repurchase date, as the case may be, to that next succeeding business day. The convertible notes are issued only in denominations of $1,000 principal amount and integral multiples thereof. References to "a convertible note" or "each convertible note" in this prospectus refer to $1,000 principal amount of the convertible notes. The convertible notes are limited to $175,000,000 aggregate principal amount.

        As used in this prospectus, "business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

        Any reference to "common stock" means the common stock, par value $.01 per share, of Walter Industries, Inc.

Ranking

        The convertible notes are direct, unsecured obligations of Walter Industries. The convertible notes are subordinated in right of payment to Walter Industries' existing and future unsecured and unsubordinated indebtedness, equal in right of payment to all of Walter Industries' existing and future senior subordinated indebtedness and senior in right of payment to any subordinated indebtedness that Walter Industries may incur in the future. The convertible notes effectively rank junior to all of Walter Industries' existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness.

        Payment of the convertible notes is currently not guaranteed by any of the Walter Industries' subsidiaries. Payment on the convertible notes may be guaranteed in the future only under the circumstances described below under "—Agreement to Provide Subsidiary Guarantees in Certain Circumstances." Walter Industries currently conducts all of its operations through its subsidiaries. To the extent a subsidiary does not guarantee payment on the convertible notes, creditors of such subsidiary, including trade creditors, generally will have priority with respect to the assets and earnings of the subsidiary over the claims of Walter Industries' creditors, including holders of the convertible notes. The convertible notes, therefore, are effectively subordinated to the claims of creditors, including trade creditors, of Walter Industries' subsidiaries unless such subsidiaries subsequently become subsidiary guarantors.

        As of March 31, 2004, Walter Industries' long-term debt consisted of $500.0 million senior secured credit facilities with a syndicate of lenders. These credit facilities are secured by substantially all of the assets of Walter Industries and its subsidiaries and are guaranteed on a senior, unsubordinated basis by substantially all of Walter Industries' existing subsidiaries. Walter Industries repaid the term loan portion of the senior secured credit facilities with the proceeds from the original offering of convertible notes. As of March 31, 2004, after giving effect to the original offering by us of the convertible notes, borrowings under the revolving portion of our senior secured credit facilities and the use of proceeds therefrom, Walter Industries would have had approximately $31.0 million of senior debt outstanding under the revolving portion of our senior secured credit facilities. In addition, as of March 31, 2004, Walter Industries' subsidiaries had zero indebtedness outstanding (excluding intercompany indebtedness, guarantees under the senior secured credit facilities and approximately $1.8 billion of indebtedness under the mortgages-backed and asset-backed convertible notes of the Trusts and the variable funding loan facility, both of which are non-recourse to Walter Industries and its subsidiaries) and other liabilities of approximately $680.0 million.

Agreement to Provide Subsidiary Guarantees in Certain Circumstances

        If, at any time in the future, any of Walter Industries' subsidiaries guarantee payment of any of Walter Industries' unsecured senior subordinated or subordinated indebtedness, Walter Industries will cause each such subsidiary to enter into and deliver a guarantee of the convertible notes (including any subsidiary that had previously been a guarantor of the convertible notes and was subsequently released from its guarantee of the convertible notes) on the same basis as the guarantee of such indebtedness unless such indebtedness is subordinated indebtedness, in which case the subsidiary guarantee will be senior to the guarantee of such subordinated indebtedness. Any subsidiary that guarantees the convertible notes is referred to as a "subsidiary guarantor" and such guarantee is referred to as a "subsidiary guarantee." Subsidiary guarantees will be full and unconditional and be limited in amount to the largest amount that would not render the subsidiary guarantor's obligations under the subsidiary guarantee subject to avoidance as a fraudulent transfer or conveyance under the U.S. Bankruptcy Code or any comparable provisions of any applicable state law.

        The Indenture provides that a subsidiary guarantor will be automatically and unconditionally released from all of its obligations under the indenture and its guarantee of the convertible notes, and such subsidiary guarantee will terminate:

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  upon the release or discharge of such subsidiary guarantor's guarantee that, pursuant to this covenant, resulted in the creation of a subsidiary guarantee on the convertible notes (except a discharge or release by or as a result of payment under such other guarantee); and

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  in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the capital stock of such subsidiary guarantor to any person that is not an affiliate of Walter Industries.

Interest

        The convertible notes bear interest at a rate of 3.75% per year. Walter Industries will also pay contingent interest on the convertible notes in the circumstances described under "Contingent Interest." Interest (including contingent interest and additional interest, if any) shall be payable semi-annually in arrears on May 1 and November 1 of each year, commencing November 1, 2004. Interest on a convertible note (including contingent interest and additional interest, if any) will be paid to the person in whose name the convertible note is registered at the close of business on the April 15 or October 15 as the case may be (each, a "record date"), immediately preceding the relevant interest payment date (whether or not such day is a business day); provided, however, that interest (including contingent interest and additional interest, if any) payable upon redemption or repurchase by Walter Industries will be paid to the person to whom principal is payable, unless the redemption date or repurchase date, as the case may be, is an interest payment date, and provided, further, that special provisions will apply with respect to any defaulted interest. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months, and accrues from April 20, 2004 or from the most recent date to which interest has been paid or duly provided for.

        Under the indenture, we agreed, and by purchasing or holding the convertible notes or a beneficial interest in the convertible notes each holder and beneficial owner of the convertible notes will be deemed to have agreed, among other things, for U.S. federal income tax purposes, to treat the convertible notes as debt instruments that are subject to treasury regulations governing contingent payment debt instruments and, for purposes of those regulations, to treat the fair market value of any shares of Walter Industries' common stock received upon any conversion of the convertible notes as a contingent payment, and to be bound by our determination of the "comparable yield" and "projected payment schedule" with respect to the convertible notes. The discussion in this prospectus assumes that such treatment is correct. However, the characterization of instruments such as the convertible notes and the application of the regulations to instruments such as the convertible notes are uncertain in several respects. See "Certain U.S. Federal Income Tax Consequences."

Contingent Interest

        Beginning with the period commencing on May 1, 2011 and ending on November 1, 2011, and for each of the six-month interest periods thereafter, Walter Industries will pay contingent interest on the interest payment date for the applicable interest period if the average trading price (as defined below) of the convertible notes during the five trading days ending on the third day immediately preceding the first day of the applicable interest period equals or exceeds 120% of the principal amount of the convertible notes.

        On any interest payment date when contingent interest shall be payable, the contingent interest payable per convertible note will equal 0.40% per year of the average trading price of such convertible note during the applicable five trading-day reference period. Walter Industries will notify the holders of the convertible notes by press release or otherwise upon a determination that they will be entitled to receive contingent interest with respect to any six-month interest period.

        For purposes of this section, the "trading price" of a convertible note on any date of determination shall be determined by Walter Industries and shall be the average of the secondary market bid quotations per convertible note obtained by the bid solicitation agent for $5.0 million aggregate principal amount of convertible notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers Walter Industries selects, provided that if:

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  at least three such bids are not obtained by the bid solicitation agent, or

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  in Walter Industries' reasonable judgment, the bid quotations are not indicative of the secondary market value of the convertible notes as of such determination date, then the trading price for such determination date will equal (1) the applicable conversion rate of the convertible notes as of such determination date multiplied by (2) the average last reported sale price (as defined below) of its common stock on the five trading days ending on such determination date.

        The bid solicitation agent initially is the trustee. Walter Industries may change the bid solicitation agent, but the bid solicitation agent will not be an affiliate of Walter Industries. The bid solicitation agent will solicit bids from securities dealers that are believed by Walter Industries to be willing to bid for the convertible notes.

Optional Redemption by Walter Industries

        No sinking fund is provided for the convertible notes. Prior to May 6, 2011, the convertible notes will not be redeemable. On or after May 6, 2011, Walter Industries may redeem the convertible notes in whole or in part at any time in cash at the redemption prices (expressed as percentages of the principal amount of the convertible notes to be redeemed) set forth below, in each case plus any accrued and unpaid interest (including contingent interest and additional interest, if any) up to, but excluding, the redemption date.

Year	Percentages
On May 6, 2011 through May 1, 2012	101.125%
On May 1, 2012 through May 1, 2013	100.750%
On May 1, 2013 through May 1, 2014	100.375%
On May 1, 2014 and thereafter	100.000%

        If the redemption date is an interest payment date, interest (including contingent interest and additional interest, if any) shall be paid on such interest payment date to the record holder on the relevant record date. Convertible notes or portions of convertible notes called for redemption will be convertible by the holder until the close of business on the second business day prior to the redemption date. Walter Industries' notice of redemption will inform the holders of its election to deliver shares of common stock or to pay cash in lieu of delivery of common shares with respect to any convertible notes or portions thereof converted subsequent to such notice and prior to the close of business on the second business day prior to the redemption date.

        Walter Industries will provide not less than 30 nor more than 60 days' notice of redemption by mail to each registered holder of convertible notes to be redeemed. If the redemption notice is given and funds are deposited as required, then interest will cease to accrue on and after the redemption date on those convertible notes or portions of convertible notes called for redemption.

        If Walter Industries decides to redeem fewer than all of the outstanding convertible notes, the trustee will select the convertible notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate. If the trustee selects a portion of their convertible notes for partial redemption and holders convert a portion of their convertible notes, the converted portion will be deemed to be from the portion selected for redemption.

        Walter Industries may not redeem the convertible notes if it has failed to pay any interest (including contingent interest and additional interest, if any) on the convertible notes when due and such failure to pay is continuing. Walter Industries will notify all of the holders if it redeems any of the convertible notes.

Conversion Rights

        Subject to the qualifications and the satisfaction of the conditions and during the periods described below, holders may convert each of their convertible notes into shares of common stock of Walter Industries at an initial conversion rate of 56.0303 shares of common stock per $1,000 principal amount of convertible notes (equivalent to an initial conversion price of approximately $17.85 per share of common stock based on the issue price per convertible note). The conversion rate and the equivalent conversion price in effect at any given time are referred to as the "applicable conversion rate" and the "applicable conversion price," respectively, and will be subject to adjustment if certain events occur as described below. Holders may convert fewer than all of their convertible notes so long as the convertible notes converted are an integral multiple of $1,000 principal amount. Upon surrender of a convertible note for conversion, Walter Industries may choose to deliver, in lieu of shares of common stock, cash or a combination of cash and shares of common stock, as described below under "—Payment Upon Conversion."

        Holders may convert their convertible notes prior to maturity into shares of common stock of Walter Industries only in the following circumstances, which are described in more detail below, and to the following extent:

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  in whole or in part, upon satisfaction of a sale price condition;

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  in whole or in part, upon satisfaction of a trading price condition;

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  if any of their convertible notes are called for redemption, those convertible notes, or portions thereof, that have been so called;

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  in whole or in part, upon the occurrence of specified corporate transactions; or

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  in whole or in part, if a credit ratings event occurs.

        If Walter Industries calls their convertible notes for redemption, holders may convert the convertible notes only until the close of business on the second business day prior to the redemption date unless Walter Industries fails to pay the redemption price. If holders have already delivered a repurchase election with respect to a convertible note as described under either "—Repurchase of Convertible Notes by Walter Industries at the Option of the Holder" or "—Repurchase of Convertible Notes by Walter Industries at Option of Holder upon a Fundamental Change," holders may not surrender that convertible note for conversion until they have withdrawn the repurchase election in accordance with the indenture.

        Upon conversion of a convertible note, holders will not receive any separate cash payment of interest (including contingent interest, if any, and, if there is no registration default existing at the time of such conversion, additional interest) unless such conversion occurs between a regular record date and the interest payment date to which it relates. Even if Walter Industries elects to deliver shares of common stock upon surrender of a convertible note for conversion, Walter Industries will not issue fractional shares of common stock. Instead, Walter Industries will pay cash in lieu of fractional shares based on the last reported sale price of the common stock on the trading day prior to the conversion date. Walter Industries' delivery to a holder of the full number of shares of its common stock, cash or a combination of shares of its common stock and cash into which a convertible note is convertible, together with any cash payment for any fractional share, will be deemed to satisfy its obligation to pay:

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  the principal amount of the convertible note; and

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  any accrued but unpaid interest (including contingent interest, if any, but excluding, if there is a registration default existing at the time of such conversion, additional interest) to but excluding the conversion date.

        As a result, any accrued but unpaid interest (including contingent interest, if any, but excluding, if there is a registration default at the time of conversion, additional interest) up to, but excluding, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. For a discussion of the tax treatment upon receipt of common stock of Walter Industries upon conversion, see "Certain U.S. Federal Income Tax Considerations."

        Notwithstanding the preceding paragraph, if convertible notes are converted during the period from the close of business on a record date to the close of business on the business day preceding the following interest payment date, holders of such convertible notes at the close of business on the record date will receive the interest (including contingent interest, if any) payable on such convertible notes on the corresponding interest payment date notwithstanding the conversion. Such convertible notes, upon surrender for conversion, must be accompanied by funds equal to the amount of interest (including contingent interest, if any) payable on the convertible notes so converted on the next succeeding interest payment date; provided that no such payment need be made (1) if Walter Industries has specified a redemption date or a repurchase date relating to a fundamental change that is after a record date and prior to the next interest payment date or (2) to the extent of any overdue interest (including any contingent interest and additional interest, if any) if any overdue interest exists at the time of conversion with respect to such convertible note.

        If a holder converts convertible notes, Walter Industries will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of common stock upon the conversion, unless the tax is due because a holder requests the shares to be issued or delivered to another person, in which case such holder must pay that tax, and Walter Industries shall not be required to issue or deliver such shares until that tax has been paid.

Conversion upon Satisfaction of Sale Price Condition

        Holders may surrender their convertible notes for conversion in any fiscal quarter after the quarter ending June 30, 2004 (and only during such fiscal quarter) if the last reported sale price per share of Walter Industries' common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous fiscal quarter is greater than or equal to 130% of the applicable conversion price per share of Walter Industries' common stock on such last trading day.

        The "last reported sale price" of common stock of Walter Industries on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on such date as reported in composite transactions for the principal U.S. securities exchange on which Walter Industries' common stock is traded or, if Walter Industries' common stock is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market. If the common stock of Walter Industries is not listed for trading on a U.S. national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the "last reported sale price" will be the last quoted bid price for Walter Industries' common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or similar organization. If the common stock of Walter Industries is not so quoted, the "last reported sale price" will be the average of the mid-point of the last bid and asked prices for Walter Industries' common stock on the relevant date from each of at least three independent nationally recognized investment banking firms selected by Walter Industries for this purpose.

Conversion upon Satisfaction of Trading Price Condition

        Holders may surrender their convertible notes for conversion during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of convertible notes, as determined following a request by a holder of convertible notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the last reported sale price of Walter Industries' common stock and the applicable conversion rate (the "trading price condition"); provided, however, that holders may not convert their convertible notes in reliance on this provision after May 1, 2019 if on any trading day during such measurement period the last reported sale price of Walter Industries' common stock was between 100% and 130% of the then current conversion price of the convertible notes.

        For purposes of this section, the "trading price" of the convertible notes on any date of determination means the average of the secondary market bid quotations per convertible note obtained by the bid solicitation agent for $5.0 million aggregate principal amount of the convertible notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers Walter Industries selects, provided that if:

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  three such bids cannot reasonably be obtained by the bid solicitation agent, but two such bids are obtained, then the average of the two bids shall be used, and

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  if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used.

        If, as of such date of determination, the bid solicitation agent cannot reasonably obtain at least one bid for $5.0 million aggregate principal amount of the convertible notes from a nationally recognized securities dealer then the trading price per $1,000 principal amount of convertible notes will be deemed to be less than 98% of the product of the last reported sale price of Walter Industries' common stock and the number of shares issuable upon conversion of $1,000 principal amount of the convertible notes.

        In connection with any conversion upon satisfaction of the above trading price condition, the bid solicitation agent shall have no obligation to determine the trading price of the convertible notes unless Walter Industries has requested such determination; and Walter Industries shall have no obligation to make such request unless a holder provides Walter Industries with reasonable evidence that the trading price per $1,000 principal amount of convertible notes is less than 98% of the product of the last reported sale price of Walter Industries' common stock and the number of shares of common stock issuable upon conversion of $1,000 principal amount of the convertible notes. At such time, Walter Industries shall instruct the bid solicitation agent to determine the trading price of the convertible notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of convertible notes is greater than or equal to 98% of the product of the last reported sale price of Walter Industries' common stock and the number of shares of common stock issuable upon conversion of $1,000 principal amount of the convertible notes.

Conversion upon Notice of Redemption

        If Walter Industries calls any or all of the convertible notes for redemption, holders may surrender for conversion any of their convertible notes that have been called for redemption at any time prior to the close of business on the second business day prior to the redemption date.

Conversion upon Specified Corporate Transactions

        If Walter Industries:

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  distributes to all holders of Walter Industries' common stock certain rights entitling them to subscribe for or purchase, for a period expiring within 45 days after the date of the distribution, shares of Walter Industries' common stock at a price per share less than the last reported sale price of a share of Walter Industries' common stock on the trading day immediately preceding the declaration date of the distribution; or

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  distributes to all holders of Walter Industries' common stock, assets (including cash), debt securities or rights to purchase Walter Industries' securities, which distribution has a per share value as determined by Walter Industries' board of directors exceeding 5% of the last reported sale price of Walter Industries' common stock on the trading day immediately preceding the declaration date for such distribution,

Walter Industries must notify holders of the convertible notes at least 20 business days prior to the ex-dividend date for such distribution. Once Walter Industries has given such notice, holders may surrender their convertible notes for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or any announcement that such distribution will not take place. No holder may exercise this right to convert if the holder otherwise will participate in the distribution without conversion. The "ex-dividend" date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.

        In addition, if Walter Industries is a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of its assets, in each case pursuant to which its common stock would be converted into cash, securities or other property, a holder may surrender convertible notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until and including the date which is 15 days after the actual effective date of such transaction. If Walter Industries engages in certain reclassifications of its common stock or is a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of its assets, in each case pursuant to which its common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a convertible note into Walter Industries' common stock will be changed into a right to convert a convertible note into the kind and amount of cash, securities or other property which a holder would have received if the holder had converted its convertible notes immediately prior to the applicable record date for such transaction. If Walter Industries engages in any transaction described in the preceding sentence, the conversion rate will not be adjusted. If the transaction also constitutes a fundamental change, a holder can require Walter Industries to redeem all or a portion of its convertible notes as described under "—Repurchase of Convertible Notes by Walter Industries at Option of Holder upon a Fundamental Change."

Conversion upon Credit Ratings Event

        Holders will have the right to surrender any or all of their convertible notes for conversion during any period in which (1) the credit rating assigned to the convertible notes by either Standard & Poor's Rating Services or Moody's Investors Service, Inc. is three or more rating subcategories below the initial credit rating assigned by S&P or Moody's, as the case may be, or (2) the convertible notes are no longer rated by at least one of, or are suspended by both, S&P and Moody's.

Conversion Procedures

        To convert their convertible note into common stock holders must do each of the following:

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  complete and manually sign the conversion notice on the back of the convertible note, or a facsimile of the conversion notice, and deliver this irrevocable notice to the conversion agent;

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  surrender the convertible note to the conversion agent;

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  if required, furnish appropriate endorsements and transfer documents;

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  if required, pay all transfer or similar taxes; and

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  if required, pay funds equal to interest payable on the next interest payment date.

        The date a holder complies with these requirements is the conversion date under the indenture. If a holder's interest is a beneficial interest in a global convertible note, to convert such holder must comply with the last three requirements listed above and comply with the depositary's procedures for converting a beneficial interest in a global convertible note. The conversion agent initially is the trustee. The conversion agent will, on a holder's behalf, convert the convertible notes into shares of common stock of Walter Industries unless Walter Industries exercises its right discussed below under "—Payment Upon Conversion" to deliver cash or a combination of cash and shares of common stock. Holders may obtain copies of the required form of the conversion notice from the conversion agent. A certificate, or a book-entry transfer through The Depository Trust Company (which is referred to as "DTC") for the number of full shares of common stock of Walter Industries into which any convertible notes are converted, together with a cash payment for any fractional share, will be delivered through the conversion agent as soon as practicable.

        As described below under "—Payment Upon Conversion," Walter Industries will have the right to deliver, in lieu of its shares of common stock, cash or a combination of cash and shares of common stock in amounts described below under "—Payment Upon Conversion."

Payment upon Conversion

        Conversion on or Prior to a Redemption Notice Date or the Final Notice Date.    In the event that Walter Industries receives a holder's notice of conversion on or prior to (1) the date on which Walter Industries gives notice of its optional redemption of convertible notes as described under "—Optional Redemption by Walter Industries" (a "redemption notice date") or (2) the date that is 20 days prior to maturity (the "final notice date"), the following procedures will apply:

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  If Walter Industries chooses to satisfy all or any portion of its obligation to convert the convertible notes (the "conversion obligation") in cash, Walter Industries will notify holders through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the date that is two business days following the conversion date (the "cash settlement notice period"). If Walter Industries timely elects to pay cash for any portion of the shares otherwise issuable to holders upon conversion, holders may retract the conversion notice at any time during the two business days following the final day of the cash settlement notice period (the "conversion retraction period"). No such retraction can be made (and a conversion notice shall be irrevocable) if Walter Industries does not elect to deliver cash in lieu of shares (other than cash in lieu of fractional shares). Upon the expiration of a conversion retraction period, a conversion notice shall be irrevocable. If Walter Industries elects to satisfy all or any portion of the conversion obligation in cash, and the conversion notice has not been retracted, then settlement (in cash or in cash and shares) will occur on the business day following the final day of the 20 trading day period beginning on the day after the final day of the conversion retraction period (the "cash settlement averaging period"). If Walter Industries does not elect to satisfy any part of the conversion obligation in cash (other than cash in lieu of any fractional shares), delivery of the common shares into which the convertible notes are converted (and cash in lieu of any fractional shares) will occur through the conversion agent as described above as soon as practicable on or after the conversion date.

        Settlement amounts will be computed as follows:

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  If Walter Industries elects to satisfy the entire conversion obligation in shares, Walter Industries will deliver to holders a number of shares equal to (i) the aggregate principal amount of convertible notes to be converted divided by 1,000 multiplied by (ii) the applicable conversion rate. In addition, Walter Industries will pay cash for any fractional common share based on the last reported sale price of the common shares on the trading day immediately preceding the conversion date.

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  If Walter Industries elects to satisfy the entire conversion obligation in cash, Walter Industries will deliver to holders cash in an amount equal to the product of:

  •
  a number equal to (i) the aggregate principal amount of convertible notes to be converted divided by 1,000 multiplied by (ii) the conversion rate, and

  •
  the average last reported sale price of its shares of common stock during the cash settlement averaging period.

        If Walter Industries elects to satisfy a fixed portion (other than 100%) of the conversion obligation in cash, Walter Industries will deliver to holders the specified cash amount (the "cash amount") and a number of its shares of common stock equal to the greater of (i) zero and (ii) the excess, if any, of the number of shares calculated as if Walter Industries elected to satisfy the entire conversion obligation in shares over the number of shares equal to the sum of the quotient, for each day of the cash settlement averaging period, of (x) 5% of the cash amount, divided by (y) the last reported sale price of its shares of common stock. In addition, Walter Industries will pay cash for all fractional common shares based on the average last reported sale price of its shares of common stock during the cash settlement averaging period.

        "Trading day" means a day during which trading in securities generally occurs on the NYSE or, if Walter Industries' common stock is not then listed on the NYSE, on the principal national or regional securities exchange on which Walter Industries' common stock is then listed or, if its common stock is not listed on a national or regional securities exchange, on the Nasdaq National Market or, if its common stock is not quoted on the Nasdaq National Market, on the principal other market on which Walter Industries' common shares is then traded (provided that no day on which trading of Walter Industries' common shares is suspended on such exchange or other trading market will count as a trading day).

        Because the sale price of Walter Industries' common stock is determined prior to the applicable settlement date, holders will bear the market risk with respect to the value of the shares of such common stock, if any, to be received from the date as of which the sale price is determined to the date on which holders receive such shares. In addition, the sale price of our common stock is an average price rather than the price as of a single date.

        Conversion After a Redemption Notice Date or the Final Notice Date.    With respect to conversion notices that Walter Industries receives after a redemption notice date or the final notice date, Walter Industries will not send individual notices of its election to satisfy all or any portion of the conversion obligation in cash. If Walter Industries elects to redeem all or a portion of the convertible notes, its notice of redemption will inform the holders of its election to deliver shares of its common stock or cash or a combination of shares of common stock and cash with respect to convertible notes converted prior to the redemption date as described below under "—Optional Redemption." In addition, if Walter Industries chooses to satisfy all or any portion of the conversion obligation with respect to conversions after the final notice date in cash, on or before the final notice date Walter Industries will send a single notice to holders indicating the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount).

        In the event that Walter Industries receives notice of conversion after a redemption notice date or the final notice date from holders of convertible notes, settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above under "—Conversion On or Prior to a Redemption Notice Date or the Final Notice Date," except that the "cash settlement averaging period" shall be the 20 trading day period beginning on the trading day after the conversion date. If a conversion notice is received from holders of convertible notes after a redemption notice date or the final notice date, such holders will not be allowed to retract the conversion notice. Settlement (in cash and/or shares) will occur on the business day following the final day of such cash settlement averaging period. If Walter Industries does not elect to satisfy any part of the conversion obligation in cash (other than cash in lieu of any fractional shares), delivery of the common shares into which the convertible notes are converted (and cash in lieu of any fractional shares) will occur through the conversion agent as described above as soon as practicable on or after the conversion date.

        Notwithstanding anything to the contrary contained herein with respect to Walter Industries' obligation to convert convertible notes, Walter Industries may at any time permanently elect to deliver shares of its common stock, cash or any specified combination of its common stock and cash to satisfy its conversion obligation in respect of convertible notes surrendered for conversion.

Conversion Rate Adjustments

        The applicable conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

          (1)   the payment to all holders of common stock of dividends or other distributions payable in shares of Walter Industries' common stock or its other capital stock;

          (2)   the issuance to all holders of Walter Industries' common stock of rights, warrants or options (other than pursuant to any dividend reinvestment or share purchase plans) entitling them, for a period of up to 60 days from the date of issuance of the rights, warrants or options, to subscribe for or purchase common stock at less than the current market price thereof; provided, that the applicable conversion rate will be readjusted to the extent that such rights, warrants or options are not exercised prior to their expiration;

          (3)   subdivisions, splits and combinations of Walter Industries' common stock;

          (4)   Walter Industries distributes to all holders of Walter Industries' common stock evidences of its indebtedness, shares of capital stock, securities, property or assets (excluding any dividend or distribution covered by clause (1) or (2) above and excluding any cash distributions covered by clause (5) below); in the event that Walter Industries makes a distribution to all holders of its common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of Walter Industries, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the current market price of its common stock, in each case based on the average closing sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such dividend or distribution on the NYSE or such other national or regional exchange or market on which the securities are then listed or quoted;

          (5)   Walter Industries distributes cash payable to all holders of Walter Industries' common stock to the extent such cash distribution, together with all other cash distributions paid during the fiscal quarter in which such cash distribution is paid, exceeds $0.03 per share subject to adjustment (the "dividend threshold amount"), excluding any dividend in connection with the liquidation, dissolution or termination of Walter Industries; or

          (6)   the successful completion of a tender or exchange offer made by Walter Industries or any of its subsidiaries for shares of Walter Industries' common stock which involves an aggregate consideration per share that exceeds the last reported sale price per share of Walter Industries' common stock on the expiration of the tender or exchange offer.

        In the event that Walter Industries makes a cash distribution described in clause (5) above, the conversion rate will be adjusted by multiplying it by a fraction,

  •
  the numerator of which will be the current market price per share of Walter Industries' common stock minus the dividend threshold amount, and

  •
  the denominator of which will be the current market price per share of Walter Industries' common stock minus the amount per share of such dividend or distribution.

The "current market price" per share of common stock on any day means the average of the last reported sale price for the 10 consecutive trading days from and including the ex-dividend trading with respect to the issuance or distribution requiring the computation. For purposes of this paragraph, the term "ex-dividend trading," when used with respect to any issuance or distribution, will mean the first date on which the common stock trades regular way on the applicable exchange or in the applicable market without the right to receive the issuance or distribution.

        If Walter Industries adopts a rights plan while convertible notes remain outstanding, holders of convertible notes will receive, upon conversion of convertible notes, in addition to shares of its common stock, the rights under the rights plan unless, prior to the conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from its common stock, in which case the applicable conversion rate will be adjusted at the time of separation as if Walter Industries distributed to all holders of Walter Industries' common stock shares of its common stock, evidences of indebtedness or assets described in clause (4) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights.

        In addition to these adjustments, Walter Industries may, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount for any period of time if its board of directors has determined that such increase would be in its best interests. If Walter Industries' board of directors makes such a determination, it will be conclusive. Walter Industries will give holders of convertible notes notice of such an increase in the conversion rate. A holder of convertible notes may, in such circumstances, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate of the convertible notes, see "Certain U.S. Federal Income Tax Considerations—U.S. Holders—Constructive Distributions."

        No adjustment to the conversion rate or the ability of a holder of a convertible note to convert will be made if the holder will otherwise participate in the distribution without conversion. The applicable conversion rate will not be adjusted:

  •
  upon the issuance of any shares of Walter Industries' common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on its securities and the investment of additional optional amounts in shares of its common stock under any plan;

  •
  upon the issuance of any shares of Walter Industries' common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, Walter Industries or any of its subsidiaries; upon the issuance of any shares of Walter Industries' common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the convertible notes were first issued;

  •
  for a change in the par value of the common stock; or

  •
  for accrued and unpaid interest (including contingent interest and additional interest, if any).

        All calculations relating to conversion shall be made to the nearest cent or the nearest 1/10,000th of a share. No adjustment to the applicable conversion rate will be required unless the adjustment would require an increase or decrease of at least 1.0% of the applicable conversion rate. However, any adjustments which are not required to be made because they would have required an increase or decrease of less than 1.0% will be carried forward and taken into account in any subsequent adjustment or in connection with any conversion of the convertible notes following a call for redemption or at maturity, as applicable.

Repurchase of Convertible Notes by Walter Industries at the Option of the Holder

        Holders have the right to require Walter Industries to repurchase all or a portion of their convertible notes on May 1, 2014 and May 1, 2019 (each, a "repurchase date") at a repurchase price equal to 100% of the principal amount of the convertible notes to be repurchased plus any accrued and unpaid interest (including contingent interest and additional interest, if any) to, but excluding, the repurchase date; provided that if the repurchase date falls on an interest payment date, then the interest (including contingent interest and additional interest, if any) payable on such interest payment date shall be paid to the holders of record of the convertible notes on the applicable record date instead of the holders surrendering the convertible notes for repurchase on such date. Walter Industries may only pay the purchase price in cash and not in shares of Walter Industries' common stock.

        Walter Industries will be required to repurchase any outstanding convertible note for which a holder delivers a written repurchase notice to the paying agent (which will initially be the trustee). This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the business day immediately preceding the repurchase date. Holders may withdraw their repurchase notice at any time prior to the close of business on the business day prior to the repurchase date. If a repurchase notice is given and withdrawn during that period, Walter Industries will not be obligated to repurchase the convertible notes listed in the notice. Walter Industries' repurchase obligation will be subject to certain additional conditions described below.

        On or before the 20th business day prior to each repurchase date, Walter Industries or, at its written request, the trustee, will provide to all holders of convertible notes at their addresses shown in the register of the registrar a notice stating, among other things:

  •
  the repurchase price;

  •
  the last date on which a holder may exercise the repurchase right;

  •
  the repurchase date;

  •
  the name and address of the paying agent and the conversion agent;

  •
  the applicable conversion rate and any adjustments to the applicable conversion rate;

  •
  that the convertible notes with respect to which a repurchase election has been given by the holder may be converted only if the holder withdraws the repurchase election in accordance with the terms of the indenture; and

  •
  the procedures that holders must follow to require Walter Industries to repurchase their convertible notes.

        Such notice will also be provided to beneficial owners to the extent required by applicable law.

        A holder's notice electing to require Walter Industries to repurchase convertible notes must state:

  •
  if certificated convertible notes have been issued, the certificate numbers of the convertible notes to be repurchased;

  •
  the portion of the principal amount of convertible notes to be repurchased, which must equal $1,000 or an integral multiple thereof; and

  •
  that the convertible notes are to be repurchased by Walter Industries pursuant to the applicable provisions of the convertible notes and the indenture.

        If a holder's convertible notes are not in certificated form, such holder's repurchase notice must comply with appropriate DTC procedures.

        No convertible notes may be repurchased at the option of holders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the repurchase price of the convertible notes.

        Holders may withdraw any repurchase notice in whole or in part by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day immediately preceding the repurchase date. The withdrawal notice must state:

  •
  the principal amount of the withdrawn convertible notes;

  •
  if certificated convertible notes have been issued, the certificate numbers of the withdrawn convertible notes; and

  •
  the principal amount, if any, which remains subject to the repurchase notice.

        If a holder's convertible notes are not in certificated form, such holder's withdrawal notice must comply with appropriate DTC procedures.

        To receive payment of the repurchase price, holders must either effect book-entry transfer of their convertible notes or deliver their convertible notes, together with necessary endorsements, to the office of the paying agent after delivery of their repurchase notice. Payment of the repurchase price for a convertible note will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the convertible note.

        If the paying agent holds money or securities sufficient to pay the repurchase price of the convertible notes on the business day following the repurchase date, then, on and after such date:

  •
  the convertible notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the convertible notes has been made or the convertible notes have been delivered to the paying agent); and

  •
  all other rights of the holders will terminate (other than the right to receive the repurchase price upon transfer or delivery of the convertible notes).

        Walter Industries will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of its repurchase notice. If then required by the applicable rules, Walter Industries will file a Schedule TO or any other schedule required in connection with any offer by Walter Industries to repurchase the convertible notes.

        Walter Industries may arrange for a third party to purchase any convertible notes for which it receives a valid repurchase notice that is not withdrawn, in the manner and otherwise in compliance with the requirements set forth in the indenture applicable to the offer to repurchase the convertible notes. If a third party purchases any convertible notes under these circumstances, then interest will continue to accrue on those convertible notes and those convertible notes will continue to be outstanding after the repurchase date. The third party subsequently may resell those purchased convertible notes to other holders, and those convertible notes will be fungible with all other convertible notes then outstanding provided that such third party is not an affiliate of Walter Industries. If the holder who has delivered a repurchase notice fails to deliver the convertible notes to the third party on or before the repurchase date, then the third party that intended to repurchase the bonds will be released from its obligations to do so and the holder who delivered the repurchase notice but failed to deliver the convertible notes will have no further rights under the indenture to require repurchase by us or by the third party with respect to that repurchase notice.

        Walter Industries may not have enough available cash or be able to obtain third-party financing at the time it is required to make repurchases of tendered convertible notes. In addition, Walter Industries' senior secured credit facilities contain, and any future agreements governing its indebtedness may contain, certain covenants and terms which limit the ability of Walter Industries and its subsidiaries to pay cash to the holders of the convertible notes to repurchase the convertible notes. If Walter Industries is prohibited from repurchasing the convertible notes pursuant to agreements governing its other indebtedness, Walter Industries could seek the consent of its lenders to purchase the convertible notes or could attempt to refinance this other indebtedness. No assurances can be made that Walter Industries will obtain such a consent or be able to accomplish a refinancing. The failure by Walter Industries to repurchase tendered convertible notes at a time when the repurchase is required by the indenture would constitute a default under the indenture. In addition, a default under the indenture could lead to a default under Walter Industries' senior secured credit facilities and other existing and future agreements governing its indebtedness. In these circumstances, the subordination provisions in the indenture governing the convertible notes may limit or prohibit payments to holders of convertible notes. If, due to a default, the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, Walter Industries may not have sufficient funds to repay the indebtedness and repurchase the convertible notes.

Repurchase of Convertible Notes by Walter Industries at Option of Holder upon a Fundamental Change

        If a fundamental change (as defined below in this section) occurs at any time prior to the maturity date, holders will have the right, at their option, to require Walter Industries to repurchase any or all of their convertible notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The fundamental change repurchase price Walter Industries is required to pay is equal to 100% of the principal amount of the convertible notes to be purchased plus accrued and unpaid interest (including contingent interest and additional interest, if any) up to, but excluding, the fundamental change repurchase date; provided that if the fundamental change repurchase date falls on an interest payment date, then the interest (including contingent interest and additional interest, if any) payable on such interest payment date shall be paid to the holders of record of the convertible notes on the applicable record date instead of the holders surrendering the convertible notes for repurchase on such date. Walter Industries may only pay the fundamental change purchase price in cash and not in shares of Walter Industries' common stock.

        A "fundamental change" will be deemed to have occurred at the time after the convertible notes are originally issued that any of the following occurs:

  •
  a "person" or "group" within the meaning of Section 13(d) of the Exchange Act other than Walter Industries, its subsidiaries or Walter Industries or its subsidiaries employee benefit plans, files a Schedule TO, Schedule 13D or any other schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of all shares of Walter Industries' capital stock that are entitled to vote generally in the election of directors;

  •
  during any period of two consecutive years, individuals who at the beginning of such period constituted Walter Industries' board of directors (together with any new directors whose election by Walter Industries' board of directors or whose nomination for election by Walter Industries' stockholders was approved by a majority of Walter Industries' directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death) to constitute a majority of Walter Industries' board of directors then in office;

  •
  the approval of a plan relating to the liquidation or dissolution of Walter Industries by the stockholders of Walter Industries; or

  •
  consummation of any share exchange, consolidation or merger of Walter Industries or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Walter Industries and its subsidiaries, taken as a whole, to any person other than Walter Industries or one or more of its subsidiaries, pursuant to which its common stock will be converted into cash, securities or other property; provided, however, that a transaction where the holders of Walter Industries' voting capital stock immediately prior to such transaction have directly or indirectly more than 50% of the total voting power of all shares of capital stock of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a fundamental change.

        A fundamental change will not be deemed to have occurred in respect of the foregoing, however, if either:

  •
  the last reported sale price of Walter Industries' common stock for any five trading days within the 10 consecutive trading days ending immediately before the later of the event otherwise constituting the fundamental change or the public announcement thereof, equals or exceeds 105% of the applicable conversion price of the convertible notes immediately before the event otherwise constituting the fundamental change or the public announcement thereof; or

  •
  at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions otherwise constituting the fundamental change consists of shares of capital stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with an event otherwise constituting the fundamental change (these securities being referred to as "publicly traded securities") and as a result of this transaction or transactions the convertible notes become convertible into such publicly traded securities.

        For purposes of the above paragraph only the term "capital stock" of any person means any and all shares (including ordinary shares or American Depositary Shares), interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person.

        On or before the 15th day after the occurrence of a fundamental change, Walter Industries, or, at its direction, the trustee, will provide to all holders of the convertible notes a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

  •
  the events causing a fundamental change;

  •
  the last date on which a holder may exercise the repurchase right;

  •
  the fundamental change repurchase price;

  •
  the fundamental change repurchase date;

  •
  the name and address of the paying agent and the conversion agent;

  •
  the applicable conversion rate and any adjustments to the applicable conversion rate;

  •
  that the convertible notes with respect to which a fundamental change repurchase election has been given by the holder may be converted only if the holder withdraws the fundamental change repurchase election in accordance with the terms of the indenture; and

  •
  the procedures that holders must follow to require Walter Industries to repurchase their convertible notes.

        To exercise the repurchase right, holders must deliver prior to the close of business on the business day immediately preceding the fundamental change repurchase date, subject to extension to comply with applicable law, the convertible notes to be repurchased, duly endorsed for transfer, together with a written repurchase election and the form entitled "Form of Fundamental Change Repurchase Election" on the reverse side of the convertible notes duly completed, to the paying agent. A holder's repurchase election must state:

  •
  if certificated convertible notes have been issued, the certificate numbers of the convertible notes to be delivered for repurchase;

  •
  the portion of the principal amount of convertible notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

  •
  that the convertible notes are to be repurchased by Walter Industries pursuant to the applicable provisions of the convertible notes and the indenture.

        If the convertible notes are not in certificated form, a holder's notice must comply with appropriate DTC procedures prior to the close of business on the business day immediately preceding the fundamental change repurchase date.

        No convertible notes may be repurchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change repurchase price of the convertible notes.

  •
  Holders may withdraw any repurchase election (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

  •
  the principal amount of the withdrawn convertible notes;

  •
  if certificated convertible notes have been issued, the certificate numbers of the withdrawn convertible notes; and

  •
  the principal amount, if any, which remains subject to the repurchase notice.

        If the convertible notes are not in certificated form, a holder's notice must comply with appropriate DTC procedures.

        Walter Industries will be required to repurchase the convertible notes no later than 30 days after the date of its notice of the occurrence of the relevant fundamental change subject to extension to comply with applicable law (each a "fundamental change repurchase date"). Holders will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the convertible notes. If the paying agent holds money or securities sufficient to pay the fundamental change repurchase price of the convertible notes on the business day following the fundamental change repurchase date, then:

  •
  the convertible notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the convertible notes is made or whether or not the convertible note is delivered to the paying agent); and

  •
  all other rights of the holders will terminate (other than the right to receive the fundamental change repurchase price upon delivery or transfer of the convertible notes).

        Walter Industries will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of its repurchase of convertible notes upon a fundamental change. If then required by the applicable rules, Walter Industries will file a Schedule TO or any other schedule required in connection with any offer by Walter Industries to repurchase the convertible notes. Walter Industries may arrange for a third party to purchase any convertible notes for which it receives a valid repurchase notice that is not withdrawn, in the manner and otherwise in compliance with the requirements set forth in the indenture applicable to the offer to repurchase the convertible notes. If a third party purchases any convertible notes under these circumstances, then interest will continue to accrue on those convertible notes and those convertible notes will continue to be outstanding after the repurchase date. The third party subsequently may resell those purchased convertible notes to other holders, and those convertible notes will be fungible with all other convertible notes then outstanding provided that such third party is not an affiliate of Walter Industries. If the holder who has delivered a repurchase notice fails to deliver the convertible notes to the third party on or before the repurchase date, then the third party that intended to repurchase the bonds will be released from its obligations to do so and the holder who delivered the repurchase notice but failed to deliver the convertible notes will have no further rights under the indenture to require repurchase by us or by the third party with respect to that repurchase notice.

        Walter Industries may not have enough available cash or be able to obtain third-party financing at the time it is required to make repurchases of tendered convertible notes. In addition, Walter Industries' senior secured credit facilities contain, and any future agreements governing its indebtedness may contain, certain covenants and terms that limit the ability of Walter Industries and its subsidiaries to pay cash to the holders of the convertible notes to repurchase the convertible notes. If Walter Industries is prohibited from repurchasing the convertible notes pursuant to agreements governing its other indebtedness, Walter Industries could seek the consent of its lenders to purchase the convertible notes or could attempt to refinance this other indebtedness. No assurances can be made that Walter Industries will obtain such a consent or be able to accomplish a refinancing. The failure by Walter Industries to repurchase tendered convertible notes at a time when the repurchase is required by the indenture would constitute a default under the indenture. In addition, a default under the indenture or a fundamental change, in and of itself, could lead to a default under Walter Industries' senior secured credit facilities and other existing and future agreements governing its indebtedness. In these circumstances, the subordination provisions in the indenture governing the convertible notes may limit or prohibit payments to holders of convertible notes. If, due to a default, the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, Walter Industries may not have sufficient funds to repay the indebtedness and repurchase the convertible notes.

        The rights of the holders to require Walter Industries to repurchase their convertible notes upon a fundamental change could discourage a potential acquirer of Walter Industries. The fundamental change repurchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of Walter Industries' common stock, to obtain control of Walter Industries by any means or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is a standard term contained in other offerings of debt securities similar to the convertible notes that have been marketed by the initial purchasers. The terms of the fundamental change repurchase feature resulted from negotiations between the initial purchasers and Walter Industries.

        The term "fundamental change" is limited to specified transactions and may not include other events that might adversely affect Walter Industries' financial condition. In addition, the requirement that Walter Industries offers to repurchase the convertible notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving Walter Industries. The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of Walter Industries' consolidated assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of the convertible notes to require Walter Industries to repurchase its convertible notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of Walter Industries' assets may be uncertain.

Merger and Sale of Assets by Walter Industries

        The indenture provides that Walter Industries may not consolidate with or merge with or into any other person, or sell, convey, transfer or lease its properties and assets substantially as an entirety to another person, unless:

  •
  the resulting, surviving or transferee person (the "successor person") will be a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

  •
  the successor person (if not Walter Industries) assumes all of Walter Industries' obligations under the convertible notes and the indenture;

  •
  immediately after giving effect to such transaction, there is no event of default or event that, with notice or passage of time or both, would become an event of default; and

  •
  Walter Industries has delivered to the trustee an officers' certificate and an opinion of counsel each stating that such consolidation, merger, sale, conveyance, transfer or lease complies with these requirements.

        The occurrence of certain of the foregoing transactions could be a fundamental change.

        Upon any such permitted consolidation, merger, conveyance, transfer or lease, the successor person will succeed to, and be substituted for, and may exercise every right and power of, Walter Industries under the indenture, but, in the case of a lease of all or substantially all of its assets, Walter Industries will not be released from the obligation to pay the principal and interest on the convertible notes.

Subordination

        The payment of principal of, or interest (including contingent interest and additional interest, if any) on, or the purchase, repurchase, redemption or other acquisition or retirement for value of, the convertible notes (collectively, "payment on the convertible notes" or "pay the convertible notes") ranks junior in right of payment to the prior payment in full of all senior indebtedness of Walter Industries.

        Walter Industries may not pay the convertible notes if:

          (1)   any of its designated senior indebtedness (as defined below) is not paid when due, or

          (2)   any other default on its designated senior indebtedness occurs and the maturity of such designated senior indebtedness has been accelerated;

  unless, in either case,

    (x)
    the default has been cured or waived and any such acceleration has been rescinded, or

    (y)
    such designated senior indebtedness has been paid in full in cash;

  provided, however, that Walter Industries may pay the convertible notes without regard to the foregoing if Walter Industries and the trustee receive written notice approving such payment from the representative of the designated senior indebtedness with respect to which either of the events set forth in clause (1) or (2) above has occurred and is continuing.

        During the continuance of any default, other than a default described in clause (1) or (2) of the immediately preceding paragraph, with respect to any of its designated senior indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice, except such notice as may be required to effect such acceleration, or the expiration of any applicable grace periods, Walter Industries may not pay the convertible notes for a period (a "payment blockage period") commencing upon the receipt by the trustee, with a copy to us, of written notice (a "blockage notice") of such default from the representative of such designated senior indebtedness specifying an election to effect a payment blockage period and ending 179 days thereafter or earlier if such payment blockage period is terminated:

  •
  by written notice to the trustee and Walter Industries from the person or persons who gave the blockage notice,

  •
  by repayment in full of such designated senior indebtedness, or

  •
  because the default giving rise to the blockage notice is no longer continuing.

        Notwithstanding the provisions described in the immediately preceding paragraph, but subject to the provisions contained in the second preceding and in the immediately succeeding paragraph, unless the holders of such designated senior indebtedness or the representative of such holders have accelerated the maturity of such designated senior indebtedness or a payment default with respect to designated senior indebtedness has occurred and is continuing, Walter Industries may resume payments on the convertible notes after the end of such payment blockage period, including any missed payments.

        Not more than one blockage notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to designated senior indebtedness during such period. However, if any blockage notice within such 360-day period is given by or on behalf of any holders of designated senior indebtedness other than the bank indebtedness (as defined below), the representative of the bank indebtedness may give another blockage notice within such period. In no event, however, may the total number of days during which any payment blockage period or periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any payment blockage period with respect to the designated senior indebtedness initiating such payment blockage period shall be, or be made, the basis of the commencement of a subsequent payment blockage period by the representative of such designated senior indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

        If Walter Industries fails to make any payment on the convertible notes when due and within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure will constitute an event of default under the indenture and will enable the holders of convertible notes to accelerate the maturity thereof in accordance with the terms of the indenture. See "—Events of Default; Notice and Waiver."

        Upon any payment or distribution of the assets of Walter Industries to creditors upon a total or partial liquidation or a total or partial dissolution of Walter Industries or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Walter Industries or its property:

  •
  the holders of Walter Industries' senior indebtedness will be entitled to receive payment in full in cash of such senior indebtedness before the holders of the convertible notes are entitled to receive any payment on the convertible notes; and

  •
  until the senior indebtedness is paid in full in cash, any payment or distribution to which holders of the convertible notes would be entitled but for the subordination provisions of the indenture will be made to holders of such senior indebtedness as their interests may appear, except that holders of the convertible notes may receive any debt securities that are subordinated to such senior indebtedness to at least the same extent as the convertible notes.

        If a distribution is made to holders of the convertible notes that, due to the subordination provisions of the indenture, should not have been made to them, the holders will be required to hold it in trust for the holders of Walter Industries' senior indebtedness and pay it over to them as their interests may appear.

        If payment of the convertible notes is accelerated because of an event of default, Walter Industries or the trustee, provided that the trustee shall have received written notice from Walter Industries, on which notice the trustee is entitled to conclusively rely, will promptly notify the holders of Walter Industries' designated senior indebtedness, or their representative, of the acceleration. If any of Walter Industries' designated senior indebtedness is outstanding, Walter Industries may not pay the convertible notes until five business days after such holders or the representative of such designated senior indebtedness receives notice of such acceleration and, thereafter, may pay the convertible notes only if the subordination provisions of the indenture otherwise permit payment at that time.

        By reason of the subordination provisions of the indenture, in the event of insolvency, holders of Walter Industries' senior indebtedness may recover more, ratably, than the holders of the convertible notes, and assets which would otherwise be available to pay obligations in respect of the convertible notes will be available only after all senior indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the convertible notes after payment in full of all senior indebtedness.

        For purposes of this section, "designated senior indebtedness" means:

          (1)   bank indebtedness; and

          (2)   any other of Walter Industries' senior indebtedness that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to at least $25 million and is specifically designated by Walter Industries in the instrument evidencing or governing such senior indebtedness as "designated senior indebtedness" for purposes of the indenture.

        "Bank indebtedness" means any and all amounts payable under or in respect of the credit agreement governing Walter Industries' senior secured credit facilities and any refinancing indebtedness (including, without limitation, any renewals, replacements, refundings, restatements, substitutions or any other refinancings of any kind) with respect thereto that may be incurred from time to time (whether before or after termination of such credit agreement) (including increasing the amount available for borrowing thereunder and including refinancings with the same or different lenders or agents), as amended, modified or supplemented from time to time, including principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Walter Industries whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

        "Hedging obligations" means obligations of Walter Industries under (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and (2) other agreements or arrangements designed to protect Walter Industries against fluctuations in interest rates or currency exchange rates.

        "Senior indebtedness" of Walter Industries means the principal of, premium (if any) and any accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of Walter Industries, regardless of whether or not a claim for post-filing interest is allowed in such proceedings) and fees and other amounts (including expenses, reimbursement obligations under letters of credit and indemnities) owing in respect of, bank indebtedness, all hedging obligations with respect to bank indebtedness and all other indebtedness of Walter Industries, whether outstanding on the date of the indenture or thereafter incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the convertible notes; provided, however, that senior indebtedness of Walter Industries shall not include (a) any obligation of Walter Industries to any of its subsidiaries, (b) any liability for Federal, state, local or other taxes owed or owing by Walter Industries, (c) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities) and any amounts owed for compensation to employees, (d) any indebtedness or obligation of Walter Industries, and any accrued and unpaid interest in respect thereof that by its terms is subordinate or junior in any respect to any other indebtedness or obligation of Walter Industries, including any senior subordinated indebtedness and any subordinated indebtedness of Walter Industries or (e) any obligations with respect to any capital stock.

Limitation on Layering

        The indenture provides that Walter Industries will not incur any indebtedness that by its terms would expressly rank subordinate or junior in right of payment to any indebtedness of Walter Industries unless it ranks equally or subordinate in right of payment to the convertible notes to the same extent. To the extent there are any subsidiary guarantors, no such subsidiary guarantor will incur any indebtedness that by its terms would expressly rank subordinate or junior in right of payment to any indebtedness of the subsidiary guarantor unless it ranks equally or subordinate in right of payment to that subsidiary guarantor's subsidiary guarantee of the convertible notes to the same extent.

Events of Default; Notice and Waiver

        The following are events of default under the indenture:

  •
  Walter Industries fails to pay principal of the convertible notes when due at maturity, upon redemption, upon repurchase or otherwise (whether or not prohibited by the provisions described under "—Subordination" above);

  •
  Walter Industries fails to pay any interest (including contingent interest and additional interest, if any) on the convertible notes when due (whether or not prohibited by the provisions described under "—Subordination" above) and such failure continues for a period of 30 days past the applicable due date;

  •
  Walter Industries fails to provide notice of the occurrence of a fundamental change on a timely basis;

  •
  default in Walter Industries' obligation to convert the convertible notes into shares of its common stock, cash or a combination of shares of its common stock and cash, as applicable, upon exercise of a holder's conversion right;

  •
  Walter Industries fails to perform or observe any of the covenants in the indenture for 60 days after written notice to Walter Industries from the trustee or the holders of at least 25% in aggregate principal amount of the outstanding convertible notes;

  •
  default by Walter Industries or any of its significant subsidiaries in the payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any of its indebtedness or indebtedness of any of its significant subsidiaries for money borrowed in excess of $20.0 million in the aggregate, whether such indebtedness now exists or shall hereafter be created, resulting in such indebtedness becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within 30 days after written notice of such acceleration has been received by Walter Industries or such significant subsidiary;

  •
  final unsatisfied judgments with amounts not covered by insurance aggregating in excess of $15.0 million rendered against Walter Industries or any of its significant subsidiaries and not stayed, bonded or discharged within 60 days;

  •
  certain events involving the bankruptcy, insolvency or reorganization of Walter Industries or one or more of its significant subsidiaries; and

  •
  during any period during which there are subsidiary guarantees, any subsidiary guarantee of a subsidiary guarantor holding more than 5% of our consolidated assets or generating more than 5% of our consolidated sales or net income as of and for the twelve months ended on the end of the most recent fiscal quarter for which financial statements are publicly available ceases to be in full force and effect (except as contemplated by the terms thereof), or any such subsidiary guarantor or person acting by or on behalf of any such subsidiary guarantor denies or disaffirms such subsidiary guarantor's obligation under the indenture or any subsidiary guarantee.

        A "significant subsidiary" is a subsidiary that would constitute a "significant subsidiary" within the meaning of Article 1 of Regulation S-X of the Securities Act as in effect on the date of the indenture.

        The trustee may withhold notice to the holders of the convertible notes of any default, except defaults in payment of principal or interest (including contingent interest or additional interest, if any) on the convertible notes. However, the trustee must consider it to be in the interest of the holders of the convertible notes to withhold this notice.

        If an event of default occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding convertible notes may declare the principal and any accrued and unpaid interest (including contingent interest and additional interest, if any) on the outstanding convertible notes to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving Walter Industries, the principal and any accrued and unpaid interest (including contingent interest and additional interest, if any) on the convertible notes will automatically become due and payable. However, if Walter Industries cures all defaults, except the nonpayment of principal or interest (including contingent interest and additional interest, if any) that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding convertible notes may waive these past defaults.

        Payments of principal, premium, if any, or interest (including contingent interest and additional interest, if any) on the convertible notes that are not made when due will accrue interest at the annual rate of 1% above the then applicable interest rate from the required payment date.

        The holders of a majority of outstanding convertible notes have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

        No holder of the convertible notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal or interest (including contingent interest or additional interest, if any) on the convertible notes, unless:

  •
  the holder has given the trustee written notice of an event of default;

  •
  the holders of at least 25% in aggregate principal amount of outstanding convertible notes make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

  •
  the trustee does not receive an inconsistent direction from the holders of a majority in aggregate principal amount of the convertible notes;

  •
  the holder or holders have offered reasonable security or indemnity to the trustee against any costs, liability or expense of the trustee; and

  •
  the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.

        The indenture requires Walter Industries every year to deliver to the trustee a statement as to performance of its obligations under the indenture and as to any defaults.

        A default in the payment of the convertible notes, or a default with respect to the convertible notes that causes them to be accelerated, may give rise to a cross-default under Walter Industries' senior secured credit facilities or other indebtedness.

        Our obligations under the indenture are not intended to provide creditor rights in bankruptcy for amounts in excess of the principal amount of the convertible notes plus accrued and unpaid interest (including contingent interest and additional interest, if any).

Satisfaction and Discharge of the Indenture

        The indenture will generally cease to be of any further effect with respect to the convertible notes, if:

  •
  Walter Industries has delivered to the trustee for cancellation all outstanding convertible notes (with certain limited exceptions), or

  •
  all convertible notes not previously delivered to the trustee for cancellation have become due and payable, whether at stated maturity or any redemption date or any repurchase date (including upon the occurrence of a fundamental change), or upon conversion or otherwise, and Walter Industries has deposited with the trustee as trust funds the entire amount in cash and/or its common stock (as applicable under the terms of the indenture) sufficient to pay all the outstanding convertible notes, and if, in either case, Walter Industries also pays or causes to be paid all other sums payable under the indenture by Walter Industries.

Legal Defeasance and Covenant Defeasance

        The convertible notes will not be subject to any defeasance provisions under the indenture.

Modification and Waiver

        The consent of the holders of a majority in aggregate principal amount of the outstanding convertible notes is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding convertible note if it would:

  •
  reduce the principal amount of or change the stated maturity of any convertible note;

  •
  reduce the rate or extend the time for payment of interest (including contingent interest or additional interest, if any) on any convertible note;

  •
  reduce any amount payable upon redemption or repurchase of any convertible note (including upon the occurrence of a fundamental change) or change the time at which or circumstances under which the convertible notes may or shall be redeemed or repurchased;

  •
  impair the right of a holder to institute suit for payment on any convertible note;

  •
  change the currency in which any convertible note is payable;

  •
  impair the right of a holder to convert any convertible note or reduce the number of common shares or any other property receivable upon conversion other than as contemplated in the indenture;

  •
  reduce the quorum or voting requirements under the indenture;

  •
  change any obligation of Walter Industries to maintain an office or agency in the places and for the purposes specified in the indenture;

  •
  subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture;

  •
  reduce the percentage of convertible notes required for consent to any modification of the indenture;

  •
  make any change to the subordination provisions of the indenture that adversely affects the rights of any holder; or

  •
  to the extent there are any subsidiary guarantees, modify any subsidiary guarantee in any manner materially adverse to the holders of the convertible notes.

        Notwithstanding the foregoing, Walter Industries and the trustee are permitted to modify certain provisions of the indenture without the consent of the holders of the convertible notes, including to:

  •
  add guarantees with respect to the convertible notes or secure the convertible notes;

  •
  evidence the assumption of Walter Industries' obligations by a successor person under the provisions of the indenture relating to consolidations, mergers and sales of assets;

  •
  surrender any of its rights or powers under the indenture;

  •
  add covenants or events of default for the benefit of the holders of convertible notes;

  •
  cure any ambiguity or correct any inconsistency in the indenture that will not materially adversely affect the interests of holders;

  •
  to modify or amend the indenture to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act of 1939 as then in effect;

  •
  establish the forms or terms of the convertible notes;

  •
  evidence the acceptance of appointment by a successor trustee;

  •
  to make any change in the subordination provisions of the indenture that would limit or terminate the benefits available to any holder of Walter Industries' (or, to the extent there are subsidiary guarantors, the subsidiary guarantor's) senior indebtedness (or any representative thereof) under such subordination provisions;

  •
  increase the conversion rate; and

  •
  make other changes to the indenture or forms or terms of the convertible notes, provided no such change individually or in the aggregate with all other such changes has or will have a material adverse effect on the interests of the holders of the convertible notes.

Calculations in Respect of Convertible Notes

        Walter Industries is responsible for making all calculations required under the convertible notes. These calculations include, but are not limited to, determinations of the market prices of Walter Industries' common stock, the amount of accrued interest (including contingent interest and additional interest, if any) payable on the convertible notes and the conversion rate and conversion price for the convertible notes. Walter Industries will make all these calculations in good faith, and, absent manifest error, its calculations will be final and binding on holders of convertible notes. Walter Industries will provide a schedule of its calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely conclusively upon the accuracy of its calculations without independent verification. The trustee will forward Walter Industries' calculations to any holder of convertible notes upon the request of that holder.

Trustee, Paying Agent and Conversion Agent

        Walter Industries has appointed The Bank of New York Trust Company, N.A., the trustee under the indenture, as paying agent, conversion agent, convertible note registrar and custodian for the convertible notes. The trustee or its affiliates may also provide banking and other services to Walter Industries in the ordinary course of their business.

Notices

        Except as otherwise described herein, notice to registered holders of the convertible notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Rule 144A Information Request

        Walter Industries will furnish to the holders or beneficial holders of the convertible notes or the underlying common stock and prospective purchasers, upon their request, the information, if any, required under Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer "restricted securities" within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of Walter Industries.

Governing Law

        The convertible notes and the indenture are governed by, and will be construed in accordance with, the laws of the State of New York.

Form, Denomination, Exchange, Registration and Transfer

        The convertible notes were issued:

  •
  in fully registered form;

  •
  without interest coupons; and

  •
  in denominations of $1,000 principal amount and integral multiples of $1,000.

Holders may present convertible notes for conversion, registration of transfer and exchange at the office maintained by Walter Industries for such purpose, which will initially be the Corporate Trust Office of the trustee in The City of New York.

Payment and Paying Agent

        Walter Industries will maintain an office in the Borough of Manhattan, The City of New York, where Walter Industries will pay the principal on the convertible notes and holders may present the convertible notes for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the trustee. Walter Industries may pay interest on any convertible notes represented by the registered certificated securities referred to below by check mailed to a holder's address as it appears in the convertible note register, provided that holders with an aggregate principal amount in excess of $10.0 million will be paid, at their written election, by wire transfer in immediately available funds.

        Payments on the convertible notes represented by the global convertible note referred to below will be made to The Depository Trust Company, New York, New York, or its nominee, as the case may be, as the registered owner thereof, in immediately available funds. Walter Industries expects that DTC or its nominee, upon receipt of any payment on the convertible notes represented by a global convertible note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global convertible note as shown in the records of DTC or its nominee. Walter Industries also expects that payments by participants to owners of beneficial interests in the global convertible note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments. Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds.

Book-Entry Delivery and Settlement

        Walter Industries initially issued the convertible notes in the form of one permanent global convertible note in definitive, fully registered, book-entry form. The global convertible note was deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

        DTC has advised Walter Industries as follows:

  •
  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

  •
  DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates.

  •
  Direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations.

  •
  DTC is owned by a number of its direct participants and by the NYSE, the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

  •
  Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

  •
  The rules applicable to DTC and its participants are on file with the SEC.

        Walter Industries has provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by them from time to time. Neither Walter Industries nor the trustee takes any responsibility for these operations or procedures, and holders are urged to contact DTC or its participants directly to discuss these matters.

        Walter Industries expects that under procedures established by DTC:

  •
  Upon deposit of a global convertible note with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the initial purchasers with portions of the principal amounts of the global convertible note.

  •
  Ownership of the convertible notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

        The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the convertible notes represented by a global convertible note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in convertible notes represented by a global convertible note to pledge or transfer those interests to persons or entities that do not participate in DTC's system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

        So long as DTC or its nominee is the registered owner of a global convertible note, DTC or that nominee will be considered the sole owner or holder of the convertible notes represented by that global convertible note for all purposes under the indenture and under the convertible notes. Except as provided below, owners of beneficial interests in a global convertible note will not be entitled to have convertible notes represented by that global convertible note registered in their names, will not receive or be entitled to receive physical delivery of certificated convertible notes and will not be considered the owners or holders thereof under the indenture or under the convertible notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global convertible note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of convertible notes under the indenture or the global convertible note.

        Convertible notes represented by a global security will be exchangeable for registered certificated securities with the same terms only if: (1) DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by Walter Industries within 90 days; (2) Walter Industries decides to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or (3) a default under the indenture occurs and is continuing and the trustee requests that certificated convertible notes be issued. Neither Walter Industries nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of convertible notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the convertible notes.

Registration Rights

        Walter Industries entered into a registration rights agreement with the initial purchasers of the convertible notes pursuant to which we have filed a shelf registration statement (the "convertible notes registration statement") covering resales of the convertible notes and the common stock issuable upon conversion of the convertible notes pursuant to Rule 415 under the Securities Act.

        In addition, we have agreed for the benefit of the holders of the convertible notes and the common stock issuable upon conversion of the convertible notes that we will, at our cost:

  •
  use reasonable best efforts to cause the convertible notes registration statement to be declared effective under the Securities Act no later than 210 days after the first date of original issuance of the convertible notes; and

  •
  keep the convertible notes registration statement effective until the earlier of:

  •
  the second anniversary of the last date of original issuance of the convertible notes;

  •
  the expiration of the holding period applicable to the convertible notes and the shares of common stock issuable upon conversion of the convertible notes held by non-affiliates under Rule 144(k); and

  •
  such time as all of the convertible notes and the common stock issuable upon conversion thereof cease to be outstanding or have been sold either pursuant to the convertible notes registration statement or pursuant to Rule 144 under the Securities Act or any similar provision then in force.

        Walter Industries may suspend the effectiveness of the convertible notes registration statement or the use of the prospectus that is part of the convertible notes registration statement during specified periods under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Walter Industries need not specify the nature of the event giving rise to a suspension in any notice to the holders of the convertible notes.

        Any suspension period shall not exceed an aggregate of:

  •
  45 days in any 90-day period; or

  •
  120 days for all periods in any 360-day period.

        Walter Industries will pay predetermined additional interest to holders of convertible notes required to bear the legend set forth in "Transfer Restrictions" if the convertible notes registration statement is not timely filed or made effective as described above or if the prospectus is unavailable for periods in excess of those permitted above.

        This additional interest will accrue until the earlier of:

  •
  a failure to file or become effective or unavailability is cured, and

  •
  the date the registration statement is no longer required to be kept effective at a rate per year equal to 0.25% of the outstanding principal amount thereof for the first 90 days after the occurrence of the event and 0.50% of the outstanding principal amount thereof after the first 90 days. In no event will additional interest exceed 0.50% per year.

        The additional interest will accrue from and include the date on which the registration default occurs to but excluding the date on which all registration defaults have been cured. If a holder converts some or all of its convertible notes into common stock when there exists a registration default with respect to the common stock, the holder will not be entitled to receive additional interest on such common stock, but will receive additional shares upon conversion equal to 3% of the applicable conversion rate for each $1,000 principal amount at maturity of convertible notes (except to the extent Walter Industries elects to deliver cash upon conversion). In addition, such holder will receive, on the settlement date for any convertible notes submitted for conversion during a registration default, accrued and unpaid additional interest to the conversion date relating to such settlement date. If a registration default with respect to the common stock occurs after a holder has converted its convertible notes into common stock, such holder will not be entitled to any compensation with respect to such common stock. Except as set forth above, Walter Industries shall have no other liability for monetary damages with respect to any registration default.

        A holder who elects to sell securities pursuant to the convertible notes registration statement will:

  •
  be required to be named as a selling securityholder in the related prospectus;

  •
  be required to deliver a prospectus to purchasers;

  •
  be subject to the civil liability provisions under the Securities Act in connection with any sales; and

  •
  be subject to the provisions of the registration rights agreement, including indemnification provisions.

        Under the registration rights agreement Walter Industries will:

  •
  pay all expenses of the convertible notes registration statement;

  •
  provide each registered holder with copies of the prospectus;

  •
  notify holders when the convertible notes registration statement has become effective; and

  •
  take other reasonable actions as are required to permit unrestricted resales of the convertible notes and common stock issued upon conversion of the convertible notes in accordance with the terms and conditions of the registration rights agreement.

        The summary herein of certain provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all of the provisions of the registration rights agreement, a copy of which is available from Walter Industries upon request.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facilities

        Walter Industries is the borrower under the $500.0 million senior secured credit facilities (together, the "senior secured credit facilities"), which consist of a $245.0 million senior secured revolving credit facility that matures on April 17, 2008 and a $255.0 million senior secured term loan facility that matures on April 15, 2010, among the lenders party thereto, Bank of America, N.A., as administrative agent, and SunTrust Bank, as syndication agent. The senior secured credit facilities are secured by the stock of substantially all of our subsidiaries and by certain of the assets of Walter Industries and certain of our subsidiaries and are guaranteed on a senior, unsubordinated basis by substantially all of our subsidiaries. At March 31, 2004, there was approximately $110.7 million aggregate principal amount, net of discount, of borrowings outstanding under the senior secured term loan facility. Walter Industries repaid the term loan portion of the senior secured credit facilities with the proceeds from the original offering of convertible notes. At March 31, 2004, there were approximately $14.8 million of borrowings under the $245.0 million senior secured revolving credit facility. The revolving portion of the senior secured credit facilities includes a sub-facility for trade and other standby letters of credit in an amount up to $100.0 million at any time outstanding. At March 31, 2004, the interest rate on the senior secured revolving credit facility was a floating rate of LIBOR plus 3.5%. At March 31, 2004, letters of credit with a face amount of $61.1 million were outstanding and approximately $169.1 million was available under the revolving portion of the senior secured credit facilities.

        The senior secured credit facilities contain a number of significant covenants that, among other things, restrict the ability of Walter Industries and certain of our subsidiaries to dispose of assets, incur additional indebtedness, pay dividends and repurchase stock, create liens on assets, enter into capital leases, make investments or acquisitions, engage in mergers or consolidations, or engage in certain transactions with subsidiaries and affiliates, and otherwise restricts corporate activities (including changes of control). In addition, under the senior secured credit facilities, Walter Industries and certain of our subsidiaries are required to maintain specified financial ratios and comply with certain other financial tests. Our failure to comply with the covenants in the senior secured credit facilities could result in an event of default, which, if not cured, amended, or waived, could result in our senior indebtedness becoming immediately due and payable.

Mortgage-Backed and Asset-Backed Notes and Variable Funding Loan Facility

        The Trusts organized by Mid-State, our wholly-owned subsidiary, are the borrowers under our outstanding mortgage-backed and asset-backed notes (the "trust notes"), which consist of six series of public debt, and a $400.0 million warehouse credit facility (the "variable funding loan facility"). These borrowings provide financing for instalment notes receivable and mortgage assets purchased by Mid-State. These instalment notes receivable and mortgage assets are deposited into the Trusts. Upon deposit, these instalment notes and mortgage assets become assets of the Trusts and are not available to satisfy claims of general creditors of Walter Industries and its subsidiaries. The trust notes and the variable funding loan facility are to be satisfied solely from the proceeds of the underlying instalment notes receivable and mortgages and are non-recourse to Walter Industries and its subsidiaries.

        The six series of trust notes have estimated final maturities between 2027 and 2038 and bear interest at fixed rates ranging from 5.44% to 8.33%. As of March 31, 2004, we had approximately $1.8 billion aggregate principal amount of trust notes outstanding, which bore a weighted average interest rate of 7.0%. The variable funding loan facility matures on January 31, 2005 and bears interest at a floating rate based on the cost of A-1 and P-1 rated commercial paper plus 0.35% and a facility fee on the committed amount of 0.40%. As of March 31, 2004, the weighted average interest rate was 1.78% and there was $164.8 million outstanding under this facility and $235.2 million available under the facility. Mid-State is the depositor in respect of and sole beneficiary of the Trusts. It also acts primarily as the servicer for the Trusts, in which capacity it, among other things, collects payments on accounts, prepares and delivers monthly reports in respect of payments made under the accounts and is responsible for ensuring the maintenance of any required insurance policies on the properties in respect of the accounts. In its role as servicer, Mid-State is entitled to a fee. Under the related servicing agreement, certain failures by the servicer will constitute an event of default which may lead to the replacement of the servicer. Under the terms of the trust notes, Mid-State may be required to repurchase or replace accounts deposited with a Trust in the event that (1) certain breaches of representations and warranties by Mid-State have not been cured or (2) such accounts were not originated in compliance with federal, state or local laws. In addition, Mid-State will also be required to reimburse the Trust for any damages or costs incurred as a result of a breach of its representations as to compliance with laws. Mid-State, as depositor, may, at its option, redeem all (but not less than all) of a series of trust notes under certain circumstances.

        The variable funding loan facility contains covenants that, among other things, restrict the ability of the borrower Trust to dispose of assets, create liens and engage in mergers or consolidations. In addition, under certain circumstances, if the value of the mortgage assets securing the facility has decreased, the lender under the variable funding loan facility has right to require us to transfer additional mortgages to the lender or to repay a portion of the outstanding borrowings. In addition, events of default under the variable funding loan facility include the mortgage pool exceeding average consecutive three month delinquency and default ratios of 2.5% and 5.0%, respectively. The borrower Trust's failure to comply with the covenants in the variable funding loan facility could result in an event of default, which, if not cured, amended or waived, could result in the entire principal balance and accrued interest becoming immediately due and payable. A default under the variable funding loan facility that remains uncured might result in the curtailment of our loan production activities and negatively affect our ability to securitize our loan production.

CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the purchase or holding of the common stock by employee benefit plans that are subject to Title I of ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "Plan").

General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. In considering an investment in the common stock of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of Section 3(14) ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person, including a fiduciary who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. The acquisition and/or holding of the common stock by an ERISA Plan with respect to which we or any manager or initial purchaser are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the "DOL") has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the common stock. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

Representation

        Accordingly, by acceptance of the common stock, each purchaser and subsequent transferee of the common stock will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire the common stock constitutes assets of any Plan or (ii) the purchase and holding of the common stock by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws. The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the common stock on behalf of, or with the assets of, any employee benefit plan, consult with their counsel to determine whether the purchase and holding of the common stock could result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or violation of any applicable similar laws.

SELLING STOCKHOLDERS

        The following table presents information with respect to the beneficial ownership of our shares and the number of shares that may be sold hereunder as of July 19, 2004, by each potential selling shareholder. The actual amount, if any, of common stock to be offered by each selling shareholder and the amount and percentage of common stock to be owned by such selling shareholder following such offering will be disclosed in the applicable prospectus supplement.

        Unless otherwise indicated, the address of each person named in the table below is c/o Kohlberg Kravis Roberts & Co., 9 West 57th Street, Suite 4200, New York, NY 10019. The amounts and percentages of our shares beneficially owned and reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of that security, or investment power, which includes the power to dispose of or to direct the disposition of that security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the date of this offering are deemed issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage beneficial ownership of any other person. The percentage of our share capital before and after this offering is based on 37,111,223 shares of common stock outstanding on June 30, 2004.

				Number of Shares Beneficially Owned After the Sale of Maximum Number of Shares
			Maximum Number of Shares to be Sold Hereunder
	Shares Beneficially Owned
Name and Address of Beneficial Owner
	Number	%		Number	%
KKR Associates, L.P.(1)	9,997,805	26.9%	9,997,805	—	—
JWC Accociates, L.P.(1)	5,467,243	14.7%	5,467,243	—	—
JWC Associates II, L.P.(1)	36,227	*	36,227	—	—
KKR Partners II, L.P.(1)	132,535	*	132,535	—	—
Channel One Associates, L.P.(1)	4,361,800	11.8%	4,361,800	—	—
Gilhuly, Edward A.(1)	9,997,805	26.9%	9,997,805	—	—
Golkin, Perry(1)(2)	9,997,805	26.9%	9,997,805	—	—
Greene, James H., Jr.(1)	9,997,805	26.9%	9,997,805	—	—
Kravis, Henry R.(1)	9,997,805	26.9%	9,997,805	—	—
Michelson, Michael W.(1)	9,997,805	26.9%	9,997,805	—	—
Raether, Paul E.(1)	9,997,805	26.9%	9,997,805	—	—
Roberts, George R.(1)	9,997,805	26.9%	9,997,805	—	—
Stuart, Scott M.(1)	9,997,805	26.9%	9,997,805	—	—
Nuttall, Scott C.(1)(2)	9,997,805	26.9%	9,997,805	—	—

*
Less than 1%.

(1)
KKR Associates, L.P. is the sole general partner of each of JWC Associates, L.P., JWC Associates II, L.P., KKR Partners II, L.P. (the "KKR Investors") and Channel One Associates, L.P. ("Channel One"). Messrs. Edward A Gilhuly, Perry Golkin, James H. Greene, Jr., Henry R. Kravis, Michael W. Michelson, Paul E. Raether, George R. Roberts and Scott M. Stuart, as general partners of KKR Associates, L.P., the entity that serves as the general partner of the KKR Investors, may be deemed to have beneficial ownership of the shares of common stock shown as beneficially owned by the KKR Investors but disclaim such beneficial ownership. Mr. Scott C. Nuttall is a director and an executive of Kohlberg Kravis Roberts & Co. and disclaims beneficial ownership of the shares of common stock shown as beneficially owned by the KKR Investors.

(2)
Messrs. Golkin and Nuttall are Directors of Walter Industries, Inc.

PLAN OF DISTRIBUTION

        We will not receive any of the proceeds of the sale of our common stock offered by this prospectus. We have been advised that the distribution of the shares of our common stock by the selling stockholders may be effected from time to time in one or more transactions in any of the following ways:

  •
  directly by the selling stockholders to a limited number of institutional purchasers or to a single purchaser;

  •
  through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders; or

  •
  through a combination of any of these methods of sale.

        If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions.

        The common stock may be sold in one or more transactions at:

  •
  fixed prices;

  •
  prevailing market prices at the time of sale;

  •
  prices related to such prevailing market prices;

  •
  varying prices determined at the time of sale; or

  •
  negotiated prices.

        These sales may be effected in transactions:

  •
  on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of the sale, including the New York Stock Exchange;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

  •
  through the writing of options, whether such options are listed on an options exchange or otherwise through the settlement of short sales.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        At the time a particular offering of the securities is made, if required, a prospectus supplement will be distributed, which will set forth the names of the selling stockholders, the aggregate amount and type of securities being offered and the terms of the offering, including, to the extent required:

  •
  the name or names of any underwriters, broker-dealers or agents;

  •
  any initial public offering price;

  •
  any discounts, commissions and other terms constituting compensation from the selling stockholders; and

  •
  any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers.

Underwriters

        If underwriters are used in the sale, we and the selling stockholders will execute an underwriting agreement with those underwriters relating to the shares of common stock that the selling stockholders will offer. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase these shares of common stock will be subject to conditions. The underwriters, if any, will purchase the shares on a firm commitment basis and will be obligated to purchase all of these shares of common stock if any are purchased.

        The shares of common stock subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these shares of common stock for whom they may act as agent. Underwriters may sell these shares of common stock to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        The selling stockholders may authorize underwriters to solicit offers by institutions to purchase the shares of common stock subject to the underwriting agreement from the selling stockholders at the public offering price stated in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. If the selling stockholders sell shares of common stock pursuant to these delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

        The applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the Class A common stock at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

Dealers and Agents

        If dealers are utilized in the sale of shares of common stock, the selling stockholders will sell such shares of common stock to the dealers as principals. The dealers may then resell such shares of common stock to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement.

        The selling stockholders may also sell shares of common stock through agents designated by them from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by the selling stockholders to these agents in the prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless we state otherwise in the prospectus supplement. Any such dealer or agent may be deemed an underwriter as that term is defined in the Securities Act of 1933, as amended.

Direct Sales

        The selling stockholders may sell any of the shares of common stock directly to purchasers. In this case, the selling stockholders will not engage underwriters or agents in the offer and sale of these securities.

Indemnification

        Under the registration rights agreement filed as an exhibit to the registration statement of which this prospectus is a part, we and the selling stockholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities. We and the selling stockholders may indemnify underwriters, dealers or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act of 1933 and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

        Our common stock trades on the New York Stock Exchange under the symbol "WLT."

        We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of our common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We estimate that the expenses for which we will be responsible in connection with this offering will be approximately $195,000.

LEGAL MATTERS

        The validity of the common stock offered hereby will be passed upon for Walter Industries by Victor P. Patrick, Senior Vice President, General Counsel and Secretary. As of June 30, 2004, Mr. Patrick owned 76,526.5 shares of our common stock, including options to purchase 41,634 shares of our common stock within 60 days of June 30, 2004.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Walter Industries, Inc. for the year ended December 31, 2003, as amended, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution*

Estimated Amounts
Securities and Exchange Commission registration fee	$17,240
Printing and engraving expenses	$25,000
Legal fees and expenses	$75,000
Accountants' fees and expenses	$20,000
Transfer agent fees and expenses	$10,000
Miscellaneous	$32,760

Total	$180,000

*
Except for the Securities and Exchange Commission registration fee, all fees and expenses are estimated. All of the above fees and expenses will be borne by the Company.

Item 15.    Indemnification of Directors and Officers

        Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

        The Amended and Restated Certificate of Incorporation (the "Charter") of Walter Industries, Inc. (the "Company") provides that the Company shall indemnify directors, officers employees or agents against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such indemnified party in connection with any threatened, pending or completed action, suit or proceeding, to which such indemnified party was or is a party or is threatened to be made a party by reason of such indemnified party's position with the Company or by reason of the fact that such indemnified party is or was serving, at the request of the Company, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by the laws of the State of Delaware. Such indemnification shall continue after an individual ceases to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person. In addition, the Charter provides that the Company shall, from time to time, reimburse or advance to any current or former director or officer or other person entitled to indemnification hereunder the funds necessary for payment of defense expenses as incurred.

        Article IV of the By-laws of the Company provides for indemnification of its officers and directors to the fullest extent permitted by Section 145 of the DGCL.

        Section 102(b)(7) of the DGCL provides that a Delaware corporation may eliminate or limit the personal liability of a director to a Delaware corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL relating to the unlawful payment of a dividend or an unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit.

        Article 6 of the Charter of the Company provides for the elimination of personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except as otherwise provided by the DGCL.

        The Company has entered into a Directors and Officers Indemnification Agreement which provides that directors and officers shall be indemnified to the fullest extent permitted by applicable law and obligates the Company to indemnify the directors and officers of the Company (a) if any director or officer is or may become a party to any proceeding against all expenses reasonably incurred by such director or officer in connection with the defense or settlement of such proceeding, but only if such director or officer acted in good faith and in a manner which such director or officer reasonably believed to be in or not opposed to the best interests of the Company, and in the case of a criminal action or proceeding, in addition, only if such director or officer had no reasonable cause to believe that his or her conduct was unlawful, (b) if a director or officer is or may become a party to any proceeding by or in the name of the Company to procure a judgment in its favor against all expenses reasonably incurred by such director or officer in connection with the defense or settlement of such proceeding, but only if such director or officer acted in good faith and in a manner which such director or officer reasonably believed to be in or not opposed to the best interests of the Company, except no indemnification for expenses need be made in respect of any claim in which such director or officer shall have been adjudged liable to the Company unless a court in which the proceeding is brought determines otherwise and (c) if a director or officer has been successful on the merits or otherwise in defense of any proceeding or claim.

        The indemnification rights conferred by the Charter of the Company are not exclusive of any other right to which a person seeking indemnification may otherwise be entitled. The Company may also provide liability insurance for the directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers.

Item 16.    Exhibits

Exhibit Number		Description
1.1	**	Form of Underwriting Agreement.
3.1		Amended and Restated Certificate of Incorporation of Walter Industries, Inc. (incorporated by reference to Exhibit 3(i) to the Quarterly Report on Form 10-Q filed by the Company with the Commission for the quarter ended November 30, 1998).
3.2		Amended and Restated By-Laws (incorporated by reference to Exhibit 3(iii) to the Quarterly Report on Form 10-Q filed by the Company with the Commission for the quarter ended September 30, 2003).
4.1		Form of Specimen Certificate for Registrant's Common Stock (incorporated by reference to Exhibit 4(b) to Registration Statement on Form S-1 filed by the Company (No. 033-59013)).
4.2		Form of Registration Rights Agreement (the "Common Stock Registration Rights Agreement") by and among the Registrant and the holders of the registrable common stock named therein (incorporated by reference to Exhibit 10(b)(i) to Registration Statement on Form S-1 filed by the Company (No. 033-59013)).
4.3		Registration Rights Agreement dated as of September 12, 1995 (the "Channel One Registration Rights Agreement") by and between the Registrant and Channel One Associates, L.P. (incorporated by reference to Exhibit 10(b)(iii) to Registration Statement on Form S-1 filed by the Company (No. 033-59013)).
4.4		First Amendment to the Common Stock Registration Rights Agreement and the Channel One Registration Rights Agreement dated April 13, 2004 (filed herewith).
5.1		Opinion of Victor P. Patrick as to legality of the debt securities (filed herewith).
23.1		Consent of PricewaterhouseCoopers LLP (filed herewith).
23.2		Consent of Victor P. Patrick (included in Exhibit 5.1).
24.1		Power of Attorney (included on pages II-5 and II-6).

**
To be filed by amendment or by a Current Report on Form 8-K and incorporated by reference.

Item 17.    Undertakings

        The undersigned registrant hereby undertakes:

          (1)   to file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    to include any prospectus required by section 10(a)(3) of the Securities Act;

    (ii)
    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 462(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii)
    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

          (2)   that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby further undertakes that for purposes of determining any liability under the Securities Act:

          (1)   each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (2)   the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(B)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

          (3)   each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, except pursuant to the insurance policies referred to in Item 15, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by such registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tampa, state of Florida, on July 19, 2004.

WALTER INDUSTRIES, INC.
By:	/s/ VICTOR P. PATRICK
	Name:	Victor P. Patrick
	Title:	Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles E. Cauthen and Victor P. Patrick, and each or any of them, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities to sign any and all amendments to this registration statement (including post-effective statements), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dated indicated.

Signatures	Title	Date

/s/ DON DEFOSSET Don DeFosset	Chairman, President and Chief Executive Officer	July 19, 2004
/s/ WILLIAM F. OHRT William F. Ohrt	Executive Vice President and Chief Financial Officer	July 19, 2004
/s/ CHARLES E. CAUTHEN Charles E. Cauthen	Senior Vice President and Controller	July 19, 2004
/s/ DONALD N. BOYCE Donald N. Boyce	Director	July 19, 2004

/s/ HOWARD L. CLARK, JR. Howard L. Clark, Jr.	Director	July 19, 2004
/s/ PERRY GOLKIN Perry Golkin	Director	July 19, 2004
/s/ JERRY W. KOLB Jerry W. Kolb	Director	July 19, 2004
/s/ SCOTT C. NUTTALL Scott C. Nuttall	Director	July 19, 2004
/s/ BERNARD G. RETHORE Bernard G. Rethore	Director	July 19, 2004
/s/ NEIL A. SPRINGER Neil A. Springer	Director	July 19, 2004
/s/ MICHAEL T. TOKARZ Michael T. Tokarz	Director	July 19, 2004

INDEX TO EXHIBITS

Exhibit Number	Description
1.1**	Form of Underwriting Agreement.
3.1
Amended and Restated Certificate of Incorporation of Walter Industries, Inc. (incorporated by reference to Exhibit 3(i) to the Quarterly Report on Form 10-Q filed by the Company with the Commission for the quarter ended November 30, 1998).
3.2	Amended and Restated By-Laws (incorporated by reference to Exhibit 3(iii) to the Quarterly Report on Form 10-Q filed by the Company with the Commission for the quarter ended September 30, 2003).
4.1	Form of Specimen Certificate for Registrant's Common Stock (incorporated by reference to Exhibit 4(b) to Registration Statement on Form S-1 filed by the Company (No. 033-59013)).
4.2
Form of Registration Rights Agreement (the "Common Stock Registration Rights Agreement") by and among the Registrant and the holders of the registrable common stock named therein (incorporated by reference to Exhibit 10(b)(i) to Registration Statement on Form S-1 filed by the Company (No. 033-59013)).
4.3
Registration Rights Agreement dated as of September 12, 1995 (the "Channel One Registration Rights Agreement") by and between the Registrant and Channel One Associates, L.P. (incorporated by reference to Exhibit 10(b)(iii) to Registration Statement on Form S-1 filed by the Company (No. 033-59013)).
4.4	First Amendment to the Common Stock Registration Rights Agreement and the Channel One Registration Rights Agreement dated April 13, 2004 (filed herewith).
5.1	Opinion of Victor P. Patrick as to legality of the debt securities (filed herewith).
23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).
23.2	Consent of Victor P. Patrick (included in Exhibit 5.1).
24.1	Power of Attorney (included on pages II-5 and II-6).

**
To be filed by amendment or by a Current Report on Form 8-K and incorporated by reference.

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TABLE OF CONTENTS
FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
SUMMARY
Walter Industries
RISK FACTORS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF CONVERTIBLE NOTES
DESCRIPTION OF OTHER INDEBTEDNESS
CERTAIN ERISA CONSIDERATIONS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS